AGREEMENT AND PLAN OF MERGER

                          BY AND AMONG

                           ACC CORP.,

                  ACC ACQUISITION-BLUE CORP.,

                              AND

                         US WATS, INC.


                  Dated as of October 28, 1997




                       TABLE OF CONTENTS


ARTICLE I DEFINITIONS ......................................................  1

ARTICLE II  THE MERGER .....................................................  8
  Section 2.1  The Merger...................................................   8
  Section 2.2  Closing; Effective Time of the Merger........................   8
  Section 2.3  Effects of Merger; Certificate of Incorporation and By-Laws..  8
  Section 2.4  Directors and Officers ......................................  9
  Section 2.5  Additional Actions ..........................................  9

ARTICLE III   CONVERSION OF SECURITIES......................................  10
  Section 3.1  Conversion of Capital Stock..................................  10
  Section 3.2  Exchange of Certificates.....................................  14

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF USW...........................  17
  Section 4.1  Organization, Standing and Power; Qualification; Entities....  17
  Section 4.2  Organization, Standing and Power and Qualification of the
               USW Entities.................................................  18
  Section 4.3  USW Capital Structure........................................  18
  Section 4.4  Power and Authority; Non-Contravention; Filings
               and Consents.................................................  19
  Section 4.5  USW SEC Documents; Financial Information.....................  20
  Section 4.6  Related Party Transactions...................................  21
  Section 4.7  Accounts Receivable..........................................  21
  Section 4.8  Absence of Certain Changes or Events.........................  22
  Section 4.9  Taxes........................................................  24
  Section 4.10 Tangible Assets and Real Property............................  25
  Section 4.11 Intellectual Property........................................  26
  Section 4.12 Contracts....................................................  28
  Section 4.13 Labor Matters................................................  29
  Section 4.14 Environmental Matters........................................  29
  Section 4.15 Employee Benefit Plans.......................................  30
  Section 4.16 Compliance with Laws.........................................  32
  Section 4.17 Litigation...................................................  32
  Section 4.18 Indemnification Claims.......................................  32
  Section 4.19 Restrictions on Business Activities..........................  33
  Section 4.20 Governmental Authorization...................................  33
  Section 4.21 Insurance....................................................  33
  Section 4.22 Payments Resulting from Mergers..............................  33
  Section 4.23 Pooling of Interests.........................................  34
  Section 4.24 Power of Attorney............................................  34
  Section 4.25 Certain Documents............................................  34
  Section 4.26 Vote Required................................................  34

ARTICLE VREPRESENTATIONS AND WARRANTIES OF ACC AND SUB....................... 34
  Section 5.1  Organization.................................................  34
  Section 5.2  ACC Capital Structure........................................  35
  Section 5.3  Power and Authority; Non-Contravention; Required Filings
               and Consents.................................................  35
  Section 5.4  SEC Filings; Financial Statements............................  36
  Section 5.5  Absence of Undisclosed Liabilities...........................  37
  Section 5.6  Absence of Certain Changes or Events.........................  37
  Section 5.7  Interim Operations of Sub....................................  38
  Section 5.8  Pooling of Interests.........................................  38
  Section 5.9  Litigation...................................................  38

ARTICLE VI CONDUCT OF BUSINESS..............................................  38
  Section 6.1  Covenants of USW.............................................  38
  Section 6.2  Cooperation..................................................  41

ARTICLE VII ADDITIONAL AGREEMENTS...........................................  41
  Section 7.1  No Solicitation..............................................  41
  Section 7.2  Registration Statement; Information Statement................  42
  Section 7.3  Governmental Filings.........................................  43
  Section 7.4  Consents.....................................................  44
  Section 7.5  Access to Information  44
  Section 7.6  Legal Conditions to Merger...................................  44
  Section 7.7  Tax-Free Reorganization  44
  Section 7.8  Pooling Accounting...........................................  45
  Section 7.9  Affiliate Agreements.........................................  45
  Section 7.10 Stock Options................................................  45
  Section 7.11 Registration.................................................  46
  Section 7.12 Expenses.....................................................  46
  Section 7.13 Brokers or Finders...........................................  46
  Section 7.14 Voting Agreements............................................  47
  Section 7.15 Indemnification and Insurance................................  47
  Section 7.16 Additional Agreements; Reasonable Efforts....................  48
  Section 7.17 Notification of Certain Matters..............................  49
  Section 7.18 Meeting of USW Shareholders..................................  49
  Section 7.19 Confidentiality..............................................  49
  Section 7.20 Public Disclosures...........................................  50
  Section 7.21 Resignation of Directors and Officers........................  50
  Section 7.22 Cooperation..................................................  50
  Section 7.23 Noncompete and Nonsolicitation Agreement.....................  50
  Section 7.24 SEC and Stockholder Filings..................................  51
  Section 7.25 Takeover Statutes............................................  51
  Section 7.26 Nasdaq Notice of Listing of Additional Shares................  51
  Section 7.27 Filing of Financial Results..................................  51

ARTICLE VIII CONDITIONS TO MERGER...........................................  51
  Section 8.1  Conditions to Each Party's Obligation to Effect the Merger...  51
  Section 8.2  Additional Conditions to Obligations of ACC and Sub..........  52
  Section 8.3  Additional Conditions to Obligations of USW..................  53

ARTICLE IX TERMINATION AND AMENDMENT........................................  54
  Section 9.1  Termination..................................................  54
  Section 9.2  Effect of Termination........................................  54
  Section 9.3  Amendment....................................................  55
  Section 9.4  Extension; Waiver............................................  55

ARTICLE X CONFIDENTIALITY AND NON-DISCLOSURE................................  55
  Section 10.1 Evaluation Material..........................................  55
  Section 10.2 Use of Evaluation Material...................................  56
  Section 10.3 Mandatory Disclosure.........................................  56
  Section 10.4 Return of Evaluation Material................................  56
  Section 10.5 Injunctive Relief............................................  57

ARTICLE XI GENERAL PROVISIONS...............................................  57
  Section 11.1 Notices......................................................  57
  Section 11.2 Interpretation...............................................  58
  Section 11.3 Schedules....................................................  59
  Section 11.4 Severability.................................................  59
  Section 11.5 Nonsurvival of Representations, Warranties and Agreements....  59
  Section 11.6 Entire Agreement.............................................  59
  Section 11.7 Governing Law................................................  59
  Section 11.8 Assignment...................................................  60
  Section 11.9 Third Party Beneficiary......................................  60
  Section 11.10 No Rule of Construction.....................................  60
  Section 11.11 Counterparts................................................  60


Exhibits

Exhibit A  Form of Pooling Letter
Exhibit B  Form of Affiliate Agreement
Exhibit C  Form of Non-Compete/Non-Solicitation Agreement
Exhibit D  Shareholder Tender Agreement


Schedules

Schedule 5.2(a)      ACC Capital Structure
Schedule 5.3(b)(ii)  Non-Contravention
Schedule 5.5         Undisclosed Liabilities
Schedule 7.23
Schedule 8.2(k)      Disclosure Documents List


                   AGREEMENT AND PLAN OF MERGER


        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of October 28, 1997, by and among ACC Corp., a Delaware corporation ("ACC"), ACC Acquisition-Blue Corp., a Delaware corporation and a wholly-owned subsidiary of ACC ("Sub"), and US WATS, Inc., a New York corporation ("USW").

        WHEREAS, the Boards of Directors of ACC, Sub and USW each (i) deem it advisable and in the best interests of each corporation and its respective stockholders and shareholders that ACC and USW combine, and (ii) have approved the execution, delivery and performance of this Agreement, the Merger (as defined in Section 2.1) and the other transactions contemplated by this Agreement, subject to authorization by resolution of the shareholders of USW and to the other terms and conditions set forth in this Agreement;

          WHEREAS, the combination of ACC and USW shall be effected by the terms of this Agreement through a transaction in which Sub will merge with and into USW, USW will become a wholly-owned subsidiary of ACC and the USW shareholders will become stockholders of ACC;

          WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code");
and

          WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests.

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto do hereby agree as follows:

                           ARTICLE I
                          DEFINITIONS

          When used in this Agreement, the following terms shall have the meanings indicated below:

          "ACC" has the meaning set forth in the first paragraph of this Agreement.

          "ACC Balance Sheet" has the meaning given such term in
Section 5.4 hereof.

          "ACC Class A Common Stock" has the meaning given such term in Section 3.1(d) hereof.

          "ACC Material Adverse Effect" has the meaning given such term in Section 5.1 hereof.

          "ACC SEC Reports" has the meaning given such term in
Section 5.4( a) hereof.

          "ACC Transaction Documents" has the meaning given such term in Section 5.3(a) hereof.

          "Acquisition Proposal" has the meaning given such term in Section 7.1(a) hereof.

          "Affiliate" means, with respect to any Person, any subsidiary, officer or director of such Person and any other Person which directly or indirectly controls, is controlled by or is under common control with such Person, whether through the ownership of securities, by contract or otherwise.

          "Affiliate Agreement" has the meaning given such term in Section 7.9 hereof.

          "Agreement" has the meaning set forth in the first paragraph of this Agreement.

          "Average Pre-Agreement Trading Price" has the meaning set forth in Section 3.1(g) hereof.

          "Average Pre-Closing Trading Price" has the meaning set forth in Section 3.1(g) hereof.

          "Balance Sheet Date" has the meaning set forth in
Section 4.5 hereof.

          "Business" means the provision of voice and data telecommunications services as currently conducted by USW and the USW Entities.

          "Certificate" or "Certificates" have the meanings set forth in Section 3.2(b) hereof.

          "Closing" has the meaning set forth in Section 2.2 hereof.

          "Closing Date" has the meaning set forth in Section 2.2 hereof.

          "Code" has the meaning set forth in the recitals hereto.

          "Constituent Corporations" shall have the meaning given such term in Section 2.3(a) hereof.

          "Delaware Certificate of Merger" has the meaning set forth in Section 2.2 hereof.

          "Delaware Secretary of State" has the meaning set forth in Section 2.2 hereof.

          "DGCL" has the meaning set forth in Section 2.1 hereof.

          "Disclosing Company" has the meaning set forth in
Section 10.1 hereof.

          "Effective Time" has the meaning set forth in
Section 2.2 hereof.

          "Environmental Laws" has the meaning set forth in
Section 4.14(b) hereof.

          "Environmental Permits" has the meaning set forth in
Section 4.14(c) hereof.

          "ERISA" means the Employee Retirement Income Security
Act of 1977, as amended.

          "ERISA Affiliate" has the meaning set forth in
Section 4.15(c) hereof.

          "Evaluation Material" has the meaning given such term in Section 10.1 hereof.

          "Exchange Act" means the Securities Exchange Act of
1934, as amended, and the rules and regulations promulgated thereunder.

          "Exchange Fund" has the meaning set forth in
Section 3.2(a) hereof.

          "GAAP" means United States generally accepted accounting principles consistently applied.

          "Governing Documents" means (i) with respect to a corporation, its articles of incorporation and Bylaws, (ii) with respect to a limited liability company, its articles of organization and operating agreement, (iii) with respect to a partnership, its certificate of partnership or limited partnership and its partnership agreement, and (iv) with respect to any other entity, its governing documents, such as certificates or articles of formation, trust or operating agreements and similar documents.

          "Governmental Entity" means any (i) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, official, organization, authority and any court or other tribunal).

          "Hazardous Material" has the meaning set forth in
Section 4.14(a) hereof.

          "HSR Act" has the meaning set forth in Section 4.4(c) hereof.

          "Indemnification Agreements" has the meaning given such term in Section 4.18 hereof.

          "Information Statement" has the meaning given such term in Section 7.2(a) hereof.

          "Initial USW Common Stock Exchange Ratio" has the meaning given such term in Section 3.1(g) hereof.

          "Licensed Intellectual Property" has the meaning given such term in Section 4.11(b) hereof.

          "Liens or Other Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, transfer restriction under any shareholder or other agreement or encumbrance or any other rights of third parties.

          "Merger" has the meaning set forth in Section 2.1 hereof.

          "Merger Consideration" has the meaning given such term in Section 3.1(d) hereof.

          "NASDAQ" means the Nasdaq National Market.


          "New York Certificate of Merger" has the meaning set forth in Section 2.2 hereof.

          "Non-Compete/Non-Solicitation Agreement" has the meaning set forth in Section 7.23 hereof.

          "NYBCL" has the meaning set forth in Section 2.1 hereof.

          "Other Filings" has the meaning set forth in
Section 7.3 hereof.

          "Person" means and includes an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a Governmental Entity or any other entity, wherever located or organized.

          "Receiving Party" has the meaning set forth in
Section 10.1 hereof.

          "Registration Statement" has the meaning given such term in Section 7.2(a) hereof.

          "Representatives" has the meaning given such term in
Section 10.2.

          "Returns" has the meaning given such term in
Section 4.9 hereof.

          "Rule 145" has the meaning given such term in
Section 7.9 hereof.

          "SEC" has the meaning set forth in Section 4.4(c) hereof.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Shareholder Tender Agreement" has the meaning set forth in Section 7.14 hereof.

          "Sub" has the meaning set forth in the first paragraph of this Agreement.

          "Subsidiary" means, with respect to any entity, any corporation, partnership or limited liability company, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such entity or by any one or more of its Subsidiaries, or by such entity and one or more of its Subsidiaries.

          "Surviving Corporation" has the meaning given such term in Section 2.3(a) hereof.

          "Takeover Statute" has the meaning set forth in
Section 7.25 hereof.

          "Transfer Agent" has the meaning set forth in
Section 3.2(a) hereof.

          "USW" has the meaning set forth in the first paragraph of this Agreement.

          "USW Affiliate" has the meaning given such term in
Section 7.9 hereof.

          "USW Aggregate Value" has the meaning set forth in
Section 3.1(g).

          "USW Authorizations" has the meaning set forth in
Section 4.20 hereof.

          "USW Balance Sheet" has the meaning set forth in
Section 4.5 of this Agreement.

          "USW Benefit Plans" has the meaning set forth in
Section 4.15(a) hereof.

          "USW Capital Stock" has the meaning given such term in
Section 3.1(d)(ii) hereof.

          "USW Common Stock" has the meaning given such term in
Section 3.1(d)(i) hereof.

          "USW Common Stock Exchange Ratio" has the meaning given such term in Section 3.1(g) hereof.

          "USW Components" has the meaning given such term in
Section 4.11(e) hereof.

          "USW Convertible Securities" has the meaning given such term in Section 3.1(d) hereof.

          "USW Disclosure Letter" has the meaning given such term in Article IV hereof.

          "USW Entity" or "USW Entities" means any corporation, limited liability company, partnership, limited partnership or other organization, whether incorporated or unincorporated,
(i) of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by USW and/or by any one or more of the USW Entities, (ii) of which USW or any one or more of the USW Entities is the general partner or managing member or (iii) which USW or any one or more of the USW Entities otherwise controls.

          "USW Financial Statements" has the meaning given such term in Section 4.5 hereof.

          "USW Fully Diluted Shares" has the meaning given such term in Section 3.1(g).

          "USW Intellectual Property Rights" has the meaning given such term in Section 4.11(a) hereof.

          "USW Material Adverse Effect" has the meaning given such term in Section 4.1 hereof.

          "USW Per Share Price" has the meaning given such term in Section 3.1(g) hereof.

          "USW Preferred Stock" has the meaning given such term in Section 3.1(d)(ii) hereof.

          "USW Product" has the meaning given such term in
Section 4.11(b) hereof.

          "USW SEC Documents" has the meaning given such term in
Section 4.5 hereof.

          "USW Shareholder Consents" has the meaning given such term in Section 7.2(a) hereof.

          "USW Shareholders Meeting" has the meaning given such term in Section 7.18 hereof.

          "USW Stock Options"  has the meaning given such term in
Section 3.1(e) hereof.

          "USW Transaction Documents" has the meaning given such term in Section 4.4(a) hereof.

          "USW Warrant" has the meaning given such term in
Section 3.1(f) hereof.

          "Voting Agreements" has the meaning given such term in
Section 7.14 hereof.


                           ARTICLE II
                           THE MERGER

          Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the New York Business Corporation Law (the "NYBCL") and the Delaware General Corporation Law (the "DGCL"), Sub shall be merged with and into USW (the "Merger"). At the Effective Time, as defined in Section 2.2 hereof, the outstanding shares of capital stock of Sub and USW shall be converted or cancelled in the manner provided in Article III of this Agreement; the separate corporate existence of Sub shall cease; and USW shall be the surviving corporation in the Merger and shall become a wholly-owned subsidiary of ACC.

          Section 2.2 Closing; Effective Time of the Merger. The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, on a date to be specified by ACC and USW, which shall be no later than the third business day after satisfaction (or waiver in accordance with Section 9.4) of all conditions set forth in Article VIII, at the offices of Nixon, Hargrave, Devans & Doyle LLP, Clinton Square, Rochester, New York 14603, unless another date or place is agreed to in writing by ACC and USW. It is the intent of the parties that the Closing occur, and the Merger become effective, on or before January 31, 1998, or as promptly as practicable thereafter. Subject to the provisions of this Agreement, (i) a Certificate of Merger (the "New York Certificate of Merger") shall be duly prepared, executed and acknowledged by Sub and by USW as the Surviving Corporation (as defined in Section 2.3(a)) and simultaneously with or immediately prior to the Closing delivered to the Secretary of State of the State of New York (the "New York Secretary of State") for filing, and (ii) a Certificate of Merger (the "Delaware Certificate of Merger") shall be duly prepared, executed and acknowledged by USW and Sub and simultaneously with or as soon as practicable following the Closing delivered to the Secretary of State of the State of Delaware (the "Delaware Secretary of State") for filing.

          The Merger shall become effective upon the latest of:
(a) the date and time of the filing of the New York Certificate of Merger with the New York Secretary of State, (b) the date and time of the filing of the Delaware Certificate of Merger with the Delaware Secretary of State or (c) such other date and time as is provided in the New York Certificate of Merger (the "Effective Time"). The date on which the Effective Time occurs in herein referred to as the "Closing Date."

          Section 2.3              Effects of Merger; Certificate
of Incorporation and By-Laws.

          (a) At the Effective Time: (i) the separate existence of Sub shall cease and Sub shall be merged with and into USW (Sub and USW are sometimes referred to collectively herein as the "Constituent Corporations" and USW is sometimes referred to herein as the "Surviving Corporation"); (ii) the Certificate of Incorporation and Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended in accordance with the terms thereof and in accordance with applicable law.

          (b) The Merger shall have the effects set forth in this Agreement and in the NYBCL and the DGCL. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation, and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thereafter attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts and liabilities had been incurred by it.

          Section 2.4              Directors and Officers.  The
directors and officers of Sub immediately prior to the Effective
Time shall be the initial directors and officers of the Surviving
Corporation, and shall hold office until their respective successors are duly elected or appointed.

          Section 2.5 Additional Actions. If, at any time after the Effective Time, USW shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in USW its right, title or interest in, to or under any of the rights, properties or assets of Sub or otherwise to carry out this Agreement, the officers and directors of USW shall be authorized to execute and deliver, in the name and on behalf of Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of Sub, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in USW as the Surviving Corporation or otherwise to carry out this Agreement.


                          ARTICLE III
                    CONVERSION OF SECURITIES

          Section 3.1              Conversion of Capital Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or any holder of any shares of USW Capital Stock (as defined in Section 3.1(d)(ii)) or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock of the Surviving Corporation. Such one share of common stock of the Surviving Corporation shall constitute all of the issued and outstanding capital stock of the Surviving Corporation and shall be owned by ACC.

          (b)  Cancellation of ACC-Owned Stock.  All shares of
USW Capital Stock that are owned by ACC, Sub or any other wholly-owned subsidiary of ACC shall be cancelled and retired and shall cease to exist and no stock of ACC or other consideration shall be delivered in exchange therefor.

          (c)  USW Treasury Stock.  Each share of USW Capital
Stock held in the treasury of USW or by a wholly owned subsidiary of USW shall be cancelled as of the Effective Time and no Merger
Consideration shall be payable with respect thereto.

          (d) USW Capital Stock. The shares of USW Capital Stock which are issued and outstanding at the Effective Time (other than shares to be cancelled in accordance with
Section 3.1(b)) shall be converted, in the aggregate, into the right to receive the number of shares of Class A common stock, $.015 par value, of ACC ("ACC Class A Common Stock"), set forth
in Section 3.1(g) (the "Merger Consideration").   Subject to the
foregoing limitations and any applicable backup or other withholding requirements, each such issued and outstanding share of USW Capital Stock shall be converted into the consideration set forth below:

               (i) Each share of USW Common Stock, par value $.001 per share (the "USW Common Stock"), which is issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with
          Section 3.1(b) and other than Dissenting Shares (as defined in Section 3.1(i))) shall be converted into the right to receive a fraction of a fully paid and non-assessable share of ACC Class A Common Stock that is equal to one multiplied by the USW Common Stock Exchange Ratio; and

               (ii) Each share of USW 9% Series Convertible
          Preferred Stock, par value $.01 per share (the "USW Preferred Stock" and, collectively with the USW Common Stock, "USW Capital Stock"), which is issued and outstanding as of the Effective Time (other than shares to be cancelled in accordance with Section 3.1(b) and other than Dissenting Shares) shall be converted pursuant to its terms into USW Common Stock and immediately thereafter converted into ACC Class A Common Stock as provided in Section 3.1(d)(i) above.

          All such shares of USW Capital Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of ACC Class A Common Stock upon the surrender of such certificate in accordance with Section 3.2, with out interest.

          (e) USW Stock Options. All then outstanding options to acquire Capital Stock of USW, whether vested or unvested ("USW
Stock Options") shall be assumed by ACC in accordance with
Section 7.10.

          (f) Warrant Conversion. Each warrant to acquire shares of USW Capital Stock (each a "USW Warrant"), which is outstanding at the Effective Time and which has not theretofore been exercised, shall be treated as if such USW Warrant had been exercised immediately prior to the Effective Time, and as if the price for such USW Warrant exercise has been paid by subtracting from the number of shares issuable upon the exercise of such USW Warrant that number of shares of USW Capital Stock that equals in value the aggregate price to be paid for such exercise, as calculated using the USW Per Share Price.

          (g) Merger Consideration. Subject to the provisions of Section 3.1(h), Merger Consideration shall be the USW Common Stock Exchange Ratio times (the number of shares of USW Common Stock outstanding at the Effective Time plus the number of shares of USW Common Stock issuable upon the conversion of all outstanding shares of USW Preferred Stock and the number of shares of USW Common Stock issuable pursuant to Section 3.1(f) hereof) calculated in the following manner and using the following definitions:

          "Average Pre-Agreement Trading Price" means the average of the daily closing prices per share of ACC Class A Common Stock, as quoted by NASDAQ as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, The New York Times, for the twenty consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the date of this Agreement.

          "Average Pre-Closing Trading Price" means the average of the daily closing prices per share of ACC Class A Common Stock, as quoted by NASDAQ as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, The New York Times, for the twenty consecutive full NASDAQ trading days ending on the third full NASDAQ trading day immediately preceding the Closing Date.

          "USW Aggregate Value" shall be $46 million + the aggregate exercise price to be paid upon exercise of all outstanding options + the aggregate exercise price of all warrants.

          "USW Fully Diluted Shares" shall equal the number of shares of USW Common Stock outstanding + the number of shares issuable upon the exercise of outstanding options + the number of shares issuable upon the exercise of USW Warrants + the number of shares of USW Common Stock issuable upon conversion of all outstanding shares of USW Preferred Stock.

          "USW Per Share Price" shall equal USW Aggregate
Value/USW Fully Diluted Shares.

          (i) The "Initial USW Common Stock Exchange Ratio" shall equal:

          USW Per Share Price

          Divided by

          the Average Pre-Agreement Trading Price.

          (ii) The Initial USW Common Stock Exchange Ratio will be adjusted at Closing (as adjusted, the "USW Common
          Stock Exchange Ratio") using the following formulae:

               (A) If (x) the positive difference between the Average Pre-Closing Trading Price and the Average Pre-Agreement Trading Price is 10% or less or (y) the negative difference between the Average Pre-Closing Trading Price and the Average Pre-Agreement Trading Price is 15% or less, the USW Common Stock Exchange Ratio shall equal:

                    USW Per Share Price

                    Divided by

                    The Average Pre-Closing Trading Price.

               (B) If the Average Pre-Closing Trading Price represents an increase of 10% or more over the Average Pre-Agreement Trading Price, the USW Common Stock Exchange Ratio shall equal:

                    (USW Aggregate Value + ($46 million x 0.5 x
               (that amount, but no more than 20%, representing the amount by which the percentage difference in stock price exceeds 10% ))) /USW Fully Diluted Shares

                    Divided by

                    The Average Pre-Closing Trading Price.

               (C) If the Average Pre-Closing Trading Price represents a decrease of 15% or more over the Average Pre-Agreement Trading Price, the USW Common Stock Exchange Ratio shall equal:

                    USW Per Share Price x 115%

                    Divided by

                    The Average Pre-Agreement Trading Price.

          (h)  Adjustments.

               (i) If between the date of this Agreement and the Effective Time, the outstanding shares of ACC Class A Common Stock or USW Capital Stock shall have been changed into a different number of shares or a different class or series by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares, readjustment or otherwise, then the USW Common Stock Exchange Ratio shall be correspondingly adjusted; provided, however, that no adjustment shall be made with respect to a change in USW Capital Stock unless such changes have been made in compliance with the requirements of Section 6.1 or the requirements thereof have been waived by ACC.

               (ii) In addition, except as contemplated by
          subsection (iii) below, (A) for each liability of USW, that (I) was not reflected on the USW Balance Sheet and was required under GAAP to be reflected on the USW Balance Sheet, (II) was not disclosed on the USW Disclosure Letter or (III) was not incurred in the ordinary course of USW's Business and that is identified by ACC in writing to USW prior to Closing (an "Undisclosed Liability"), to the extent that such Undisclosed Liability exceeds $50,000 and the total of such Undisclosed Liabilities in the aggregate does not exceed $250,000, the USW Aggregate Value shall be adjusted down by the amount of such excess of such items over $50,000. For Undisclosed Liabilities that in the aggregate exceed $250,000, the USW Aggregate Value shall be adjusted down by the amount of such excess; provided, however, that (B) for each Undisclosed Liability of USW relating to the matters addressed by Section 4.9 hereof, the USW Aggregate Value shall be adjusted down by the amount of such Undisclosed Liability, without regard to any deductible
          provided for in subsection (ii)(A) hereof.   The
          adjustments provided for in subsections (ii)(A) and (B) hereof shall not be exclusive but shall be in addition to all other rights and remedies of ACC.

               (iii)               In addition to the foregoing,
          the following adjustments shall apply:

                                   (A)  With respect to the
                    litigation described in paragraph 1 of
                    Section 4.17 of the USW Disclosure Letter
                    (the "Litigation") , (I) if such Litigation is settled prior to the Closing for any amount up to and including $1,000,000, the USW Aggregate Value shall be reduced by the amount of such settlement and (II) if such Litigation is not settled prior to the Closing, the USW Aggregate Value shall be reduced by $1,000,000.

                                   (B)  If the default referenced
                    in Section 4.12(c) of the USW Disclosure
                    Letter is not cured, if permitted to be cured by the agreement referenced therein, prior to Closing or waived, together with any penalties relating thereto, by the other party to such agreement , then the USW Aggregate Value shall be reduced by $200,000.

                                   (C)  If USW shall settle the
                    litigation brought by it against U.S West prior to Closing, such settlement amount, including any attorneys' fees included therein for periods prior to and including October 31, 1997, shall be an offset against the amounts, if any, in subsections (iii)(A) and (B) hereof by which the USW Aggregate Value shall be reduced.

          (i) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of USW Capital Stock held by a holder exercising dissenter's, appraisal or other similar rights ("Dissenter's Rights") with respect to such shares pursuant to Sections 910 and 623 or other applicable provisions of the NYBCL, who has not effectively withdrawn or lost such rights (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of ACC Class A Common Stock pursuant to this Article III, but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the NYBCL; provided, however, that each Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, lose such Dissenter's Rights or withdraw such demand for appraisal or payment of fair market value pursuant to the NYBCL, shall be deemed to be converted, as of the Effective Time, into the right to receive shares of ACC Class A Common Stock pursuant to this Article III. USW shall give ACC
(i) prompt notice and copies of all notices of dissent, demands for appraisal or payment of fair market value, withdrawals of demands for appraisal or payment of fair market value, and other instruments received by USW relating to the exercise of Dissenter's Rights received by USW and (ii) the opportunity to direct all negotiations and proceedings with respect thereto
under the NYBCL.   USW will not, except with the prior written
consent of ACC, voluntarily make any payment with respect to any demands for appraisal or payment of fair market value and will not, except with the prior written consent of ACC, settle or offer to settle any such demands.

          Section 3.2              Exchange of Certificates.  The
procedures for exchanging outstanding shares of USW Capital Stock for ACC Class A Common Stock pursuant to the Merger are as follows:

          (a) Transfer Agent. As of the Effective Time, ACC shall deposit with a transfer agent designated by ACC, reasonably acceptable to USW (the "Transfer Agent"), for the benefit of the holders of shares of USW Capital Stock, for exchange in accordance with Article III of this Agreement, through the Transfer Agent, certificates representing the Merger Consideration (such shares of ACC Class A Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Article III of this Agreement in exchange for outstanding shares of USW Capital Stock.

          The Transfer Agent shall not be entitled to vote or exercise any rights of ownership with respect to the ACC Class A
Common Stock held by it from time to time hereunder.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Transfer Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of USW Capital Stock (each a "Certificate" and collectively, the "Certificates") whose shares were converted pursuant to Article III of this Agreement into the right to receive shares of ACC Class A Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Transfer Agent and shall be in such form and have such other provisions as ACC and USW may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares and/or fractions of shares of ACC Class A Common Stock. Upon surrender of a Certificate for cancellation to the Transfer Agent or to such other agent or agents reasonably acceptable to USW as may be appointed by ACC, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Transfer Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares and/or fractions of shares of ACC Class A Common Stock which such holder has the right to receive pursuant to the provisions of
Section 3.1 (with any fraction of a share rounded in accordance with Section 3.2(e)), and the Certificate so surrendered shall immediately be cancelled.

          Until surrendered as contemplated by this Section 3.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of ACC Class A Common Stock as contemplated by this Section 3.2.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to ACC Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of ACC Class A Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares and/or fractions of shares of ACC Class A Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such shares of ACC Class A Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such shares of ACC Class A Common Stock.

          (d) No Further Ownership Rights in USW Capital Stock. All shares of ACC Class A Common Stock issued upon the surrender for exchange of shares of USW Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of USW Capital Stock, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by USW on such shares of USW Capital Stock in accordance with the terms of this Agreement on or prior to the date hereof and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of USW Capital Stock which were outstanding immediately prior to the
Effective Time.   If, after the Effective Time, Certificates are
presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Section 3.2.

          (e) No Fractional Shares. No fractional shares of ACC Common Stock shall be issued pursuant to the Merger nor will any fractional share interest involved entitle the holder thereof to vote, to receive dividends or to exercise any other rights of a shareholder of ACC. In lieu thereof, any Person who would otherwise be entitled to a fractional share of ACC Common Stock pursuant to the provisions hereof shall receive an amount in cash equal to the value of such fractional share. The value of such fractional share shall be the product of such fraction multiplied by the Average Pre-Closing Trading Price, subject to appropriate adjustment in the event of a stock split, stock dividend or recapitalization after the date of this Agreement applicable to shares of ACC Common Stock and not reflected in the Average Pre-Closing Trading Price.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the shareholders of USW for one year after the Effective Time shall be delivered to ACC, upon demand, and any former shareholders of USW who have not previously complied with this Section 3.2 shall thereafter look only to ACC for payment of their claim for ACC Class A Common Stock, and any dividends or distributions with respect to ACC Class A Common Stock.

          (g) No Liability. Neither the Transfer Agent, nor ACC, Sub or USW shall be liable to any holder of shares of USW Capital Stock or ACC Class A Common Stock, as the case may be, with respect to any shares of ACC Class A Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Transfer Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and the delivery of such bond as the Transfer Agent may reasonably require, such shares of ACC Class A Common Stock and any dividends or other distributions with respect to ACC Class A Common Stock to which such holder is entitled.

          (i) Transfer Taxes. No transfer taxes shall be payable by any shareholder of USW in respect of the issuance of the ACC Class A Common Stock under this Section 3.2, except that if any ACC Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered has been registered, it shall be a condition of such issuance that the person requesting such issuance shall pay to ACC any transfer taxes payable by reason thereof, or of any prior transfer of such surrendered certificate, or establish to the satisfaction of ACC that such taxes have been paid or are not payable.


                           ARTICLE IV
             REPRESENTATIONS AND WARRANTIES OF USW

          Except as set forth in the disclosure schedule delivered by USW to ACC and Sub on or before the date of this Agreement (which disclosure schedule shall be organized into numbered sections corresponding with the section numbers of this Agreement) (the "USW Disclosure Letter"), USW represents and warrants to ACC and Sub as follows:

          Section 4.1 Organization, Standing and Power; Qualification; Entities. USW is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. USW has all requisite corporate power and authority to own, lease, operate and transfer its properties and to carry on its business as currently being conducted and as currently proposed to be conducted. USW is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could have a material adverse effect on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operations of USW taken together with the USW Entities as a whole (a "USW Material Adverse Effect"). Section 4.1 of the USW Disclosure Letter sets forth a complete and accurate list of all USW Entities and their jurisdiction of incorporation or organization and qualification or license, and a description of the interest of USW in each such entity. Except for the interests in the USW Entities listed in Section 4.1 of the USW Disclosure Letter, USW does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. USW has delivered true and correct copies of the Certificate of Incorporation and By-laws of USW, each as amended to date, to ACC. USW is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

          Section 4.2 Organization, Standing and Power and Qualification of the USW Entities. Each of the USW Entities is duly organized, validly existing and in good standing under the laws of its state of formation; has all requisite corporate or other power to own, lease and operate its properties and to carry on its business as currently being conducted and as currently proposed to be conducted; is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing could have a USW Material Adverse Effect. USW will, by the Closing Date, have delivered to ACC true and correct copies of the Governing Documents of each of the USW Entities, each as amended to date; and none of the USW Entities is in violation of any of the provisions of its Governing Documents.

          Section 4.3              USW Capital Structure.

          (a) The authorized capital stock of USW consists of 30,000,000 shares of USW Common Stock, par value $.001 per share and 1,000,000 shares of preferred stock, par value $.001 per share. As of the date of this Agreement,

              (i)   15,989,100 shares of USW Common Stock and
          30,000 Shares of USW Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable;

             (ii) 250,000 shares of USW Common Stock are held by USW as treasury shares;

            (iii) no shares of USW Common Stock are held by any of the USW Entities;

             (iv)   options to purchase an aggregate of
          3,026,000 shares of USW Common Stock; and

              (v) 1,188,000 shares of USW Common Stock are reserved for issuance pursuant to certain outstanding warrants; and

             (vi)   300,000 shares of USW Common Stock are
          reserved for issuance upon conversion of USW Preferred
          Stock.


Section 4.3(a) of the USW Disclosure Letter sets forth a complete and accurate list of all outstanding options, warrants and other securities exercisable for or convertible into shares of USW Capital Stock (together with a vesting schedule and the exercise price of each option grant) as of October 23, 1997 and no additional USW stock options have been issued or granted since
such date.   All shares of USW Common Stock and USW Preferred
Stock subject to issuance as specified above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of USW or any of the USW Entities to repurchase, redeem or otherwise acquire any shares of USW Capital Stock or the capital stock of any of the USW Entities or make any investment (in the form of a loan, capital contribution or otherwise) in any of the USW Entities or any other entity. All of the outstanding shares of capital stock or other equity interests of each of the USW Entities are duly authorized, validly issued, fully paid and nonassessable, and all such shares or equity interests are owned by USW free and clear of all security interests, liens, claims, pledges, agreements, limitations on USW's voting rights, charges or other encumbrances of any nature. Except as set forth in Section 4.3 of the USW Disclosure Letter, there are no outstanding USW debt securities or other agreements or instruments issued by USW entitling the holders thereof or parties thereto to vote or to direct or otherwise restrict the vote of the holders of shares of USW Common Stock or USW Preferred Stock or which are convertible into or exchangeable for capital stock of USW.

          (b) Except as set forth in Section 4.3(a), there are no equity securities of any class of USW or any of the USW Entities, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Section 4.3(a), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which USW or any of the USW Entities is a party or by which it is bound obligating USW or any of the USW Entities to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of USW or any of the USW Entities or obligating USW or any of the USW Entities to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, except for the Voting Agreements and related proxies contemplated by this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of USW.

          Section 4.4              Power and Authority; Non-
Contravention; Filings and Consents.

          (a) USW has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other documents required to be executed and delivered by USW hereunder (collectively, the "USW Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other USW Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of USW and, prior to the Closing will have been duly authorized by the shareholders of USW, and no other corporate proceedings on the part of USW, its shareholders or directors are necessary to authorize the execution, delivery and performance of the obligations of USW under this Agreement or the USW Transaction Documents. This Agreement and the other USW Transaction Documents have been duly executed and delivered by USW and constitute the valid and binding obligations of USW, enforceable against USW in accordance with their terms.

          (b) Except as set forth on Section 4.4(b) of the USW Disclosure Letter, the execution and delivery by USW of this Agreement (subject to the receipt of the requisite vote of USW's shareholders) and the other USW Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or By-laws of USW, (ii) conflict with, or result in any violation of or breach of any provision of the Governing Documents of any of the USW Entities, (iii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any benefit under any note, mortgage, indenture, lease, contract or other agreement or obligation to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets may be bound, or (iv) conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any material permit, concession, franchise or license applicable to USW, any of the USW Entities or any of their respective properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to USW or any of the USW Entities in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing by ACC of the Registration Statement (as defined in Section 7.2) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act, (iii) the filing of the New York Certificate of Merger and related certificates with and by the New York Secretary of State in accordance with the NYBCL and the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country, and (v) such other consents, authorizations, filings, approvals and registrations that are disclosed on the USW Disclosure Letter or which, if not obtained or made, would not have a USW Material Adverse Effect and would not prevent or materially delay the consummation of the transactions contemplated by this Agreement or otherwise prevent USW from performing its obligations hereunder in any material respect.

          Section 4.5 USW SEC Documents; Financial Information. USW has filed with the SEC and has made available to ACC all reports, proxy statements, forms, and other documents required to be filed with the SEC three full fiscal years prior to the date hereof (the "USW SEC Documents"), and, as of the Closing Date, USW shall have filed with the SEC all USW SEC Documents required to be filed prior thereto. As of their respective dates, (i) the USW SEC Documents complied, and all similar documents filed with the SEC after the date of this Agreement but prior to the Closing will comply, in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such USW SEC Documents and similar documents and (ii) none of the USW SEC Documents contained, nor will any similar documents filed after the date of this Agreement but prior to the Closing contain, any untrue statement of a material fact and none of the USW SEC Documents omitted, nor will any similar document filed after the date of this Agreement but prior to the Closing omit, to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements (including any related notes and schedules) of USW included in the USW SEC Documents (including any similar documents filed with the SEC after the date of this Agreement but prior to the Closing)(collectively, the "USW Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been or will be prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of USW and its consolidated subsidiaries (including all applicable USW Entities) as of the dates thereof and the consolidated results of their operations and cash flows for the periods then-ended (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with prior years). Except as set forth on Section 4.5 of the USW Disclosure Letter or as disclosed in the USW SEC Documents and the June 30, 1997 consolidated balance sheet included in the USW SEC Documents (the "USW Balance Sheet"), and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the USW Balance Sheet, neither USW nor any of USW's consolidated subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would be required by GAAP to be set forth on a consolidated balance sheet of USW and its consolidated subsidiaries or in the notes thereto that are not so included or disclosed.

          Section 4.6              Related Party Transactions.
No Affiliate of USW is an officer, director, employee or consultant of, or owns or otherwise controls any Person which is, or is engaged in business as, a competitor, customer or supplier of the Business.

          Section 4.7              Accounts Receivable.   Except
as set forth on Section 4.7 of the USW Disclosure Letter, the accounts receivable shown on the USW Balance Sheet arose in the ordinary course of business and have been collected or are reasonably expected to be collectible in the book amounts thereof, less an amount not in excess of the allowance for doubtful accounts and returns provided for in the USW Balance Sheet. The accounts receivable of USW arising after the date of the USW Balance Sheet (the "Balance Sheet Date") and before the date of this Agreement arose in the ordinary course of business and have been collected or will be collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of USW. None of such accounts receivable is subject to any valid and material claim of offset or recoupment or counterclaim, and USW has no knowledge of any specific facts that would be likely to give rise to any such claim; no material amount of such accounts receivable is contingent upon the performance by USW or any of the USW Entities of any obligation; and no agreement for deduction or discount has been made with respect to any such accounts receivable.

          Section 4.8 Absence of Certain Changes or Events. Except as set forth in Section 4.8 of the USW Disclosure Letter, and except as reflected in the USW Financial Statements, since the Balance Sheet Date, USW and the USW Entities have conducted their respective businesses in the ordinary course and in a manner consistent with past practices, and have not:

          (a) suffered any event or occurrence that has had or could reasonably be expected to have a USW Material Adverse
Effect;

          (b) suffered any damage, destruction or loss, whether covered by insurance or not, adversely affecting its properties or business;

          (c) granted any increase in the compensation payable or to become payable by USW or any of the USW Entities to their respective officers, employees, consultants or agents except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices to the non-officer employees of USW and the USW Entities in connection with such employees' annual performance review;

          (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of its capital stock or declared any direct or indirect redemption, retirement, purchase or other acquisition of such shares, except for purchases of stock from terminated non-officer employees in the ordinary course of business and in a manner consistent with past practices, as itemized in Section 4.8(d) of the USW Disclosure Letter;

          (e) issued any shares of its capital stock or any warrants, rights, or options for, or entered into any commitment relating to such capital stock, except for issuances made in the ordinary course of business and in a manner consistent with past practices (including issuances made upon exercises and conversions of employee stock options) as described in Section 4.8(e) of the USW Disclosure Letter;

          (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates;

          (g) sold, leased, abandoned or otherwise disposed of any real property or machinery, equipment or other operating property except in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to USW;
          (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright), invention, work of authorship, process, know-how, formula or trade secret or interest thereunder or other material intangible asset, except for non-exclusive licenses which were granted in the ordinary course of business and in a manner consistent with past practices and in an amount that is not material to USW;

          (i)  entered into any material commitment or
transaction (including without limitation any borrowing or capital expenditure) except as set forth on Section 4.8(i) of the USW Disclosure Letter;

          (j) incurred any liability, except in the ordinary course of business and consistent with past practice and except as set forth on Section 4.8(j) of the USW Disclosure Letter;

          (k) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except for liens for current taxes not yet due and purchase money security interests incurred in the ordinary course of business;

          (l) made any capital expenditure or commitment for additions to property, plant or equipment which were in excess of One Hundred Thousand dollars ($100,000) in the aggregate, except as set forth on Section 4.8(l) of the USW Disclosure Letter;

          (m) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its officers, directors or shareholders or any affiliate of any of the foregoing, other than employee compensation and benefits and reimbursement of employment related business expenses incurred in the ordinary course of business;

          (n) increased or established any reserve for Taxes or any other liability which, if paid in full, would have a USW
Material Adverse Effect except as set forth on Section 4.8(n) of the USW Disclosure Letter;

          (o)  waived any rights material to USW or any USW
Entity;

          (p) taken any action to (i) amend its Certificate of Incorporation, By-Laws or Governing Documents or (ii) liquidate, dissolve, merge, consolidate, restructure, recapitalize or reorganize USW or any USW Entity; or

          (q) entered into any agreement, contract, commitment or arrangement to take any of the actions (i) described in this
Section 4.8 or (ii) which would constitute a breach of any of the representations or warranties of USW contained in this Agreement, or authorized, recommended, proposed or announced an intention to take any such action.

          Section 4.9 Taxes. As used in this Agreement, the terms "Tax" and, collectively, "Taxes" mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (a) USW has prepared and timely filed all returns, estimates, information statements and reports required to be filed with any taxing authority ("Returns") relating to any and all Taxes concerning or attributable to USW or its operations with respect to Taxes for any period ending on or before the Closing Date and such Returns have been completed in all material respects in accordance with applicable law or an adequate reserve has been made for such Taxes on the USW Balance Sheet.

          (b) USW, as of the Closing Date: (i) will have paid all Taxes shown to be payable on such Returns covered by
Section 4.9(a) and (ii) will have withheld with respect to its employees all Taxes required to be withheld and remitted all withheld amounts in accordance with applicable laws, rules and regulations.

          (c)  Except as set forth on Section 4.9 of the USW
Disclosure Letter, there is no Tax deficiency outstanding or assessed against USW that is not reflected as a liability on the USW Balance Sheet.

          (d) USW has no material liabilities for unpaid Taxes that have not been accrued for or reserved on the USW Balance Sheet, whether asserted or unasserted, contingent or otherwise.
          (e) USW is not a party to any tax-sharing agreement or similar arrangement with any other party, or any contractual obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or to indemnify any other person with respect to any Tax.

          (f) Section 4.9 of the USW Disclosure Letter sets forth the date or dates through which the IRS has examined the federal tax returns of USW and the date or dates through which any foreign, state, local or other taxing authority has examined any other tax returns of USW. Section 4.9 of the USW Disclosure Letter also contains a complete list of each year for which any federal, state, local or foreign tax authority has obtained or has requested an extension of the statute of limitations from USW and lists each tax case of USW currently pending in audit, at the administrative appeals level or in litigation. Section 4.9 of the USW Disclosure Letter further lists the date and issuing authority of each statutory notice of deficiency, notice of proposed assessment and revenue agent's report issued to USW within the last two (2) years. Except as set forth in
Section 4.9 of the USW Disclosure Letter, neither the IRS nor any foreign, state, local or other taxing authority has, in the three years preceding the date hereof, examined or is in the process of examining any federal, foreign, state, local or other tax returns of USW. To the knowledge of USW, neither the IRS nor any foreign, state, local or other taxing authority is now asserting or threatening to assert any deficiency or claim for additional taxes (or interest thereon or penalties in connection therewith).

          Section 4.10             Tangible Assets and Real
Property.

          (a) Each of USW and the USW Entities own or lease all tangible assets and properties which are used in the conduct of their respective businesses as currently conducted and as currently planned to be conducted or which are reflected on the USW Balance Sheet or acquired since the date of the USW Balance Sheet ("Material Tangible Assets"). The Material Tangible Assets are in good operating condition and repair, except as would be expected in the ordinary course of business.

          (b) Except as set forth on Section 4.10(b) of the USW Disclosure Letter, each of USW and the USW Entities have good and marketable title to all Material Tangible Assets that they own, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for liens for current taxes not yet due and payable, purchase money security interests, mechanics and other statutory liens and minor liens which do not in any case materially detract from the value of the property subject thereto or materially impair the operations of USW, and which have arisen in the ordinary course of business.

          (c) Assuming the due execution and delivery thereof by the other parties thereto, all leases of Material Tangible Assets to which USW or any of the USW Entities is a party are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such leases have been provided to ACC.

          (d) Section 4.10(d) of the USW Disclosure Letter sets forth true and complete lists all real property leased by USW and each of the USW Entities. USW does not own any real property. All real properties owned or leased by USW, and the structures thereon, are in good condition, consistent with their present
use.   None of such facilities, properties or structures violates any applicable laws, rules or regulations in any material respects. Assuming the due execution and delivery thereof by the other parties thereto, all such real property leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. True and correct copies of all such real property leases have been provided to ACC.

          Section 4.11             Intellectual Property.

          (a) USW and the USW Entities own, or are licensed or otherwise possess legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, and any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works and all processes, formulae, methods, schematics, technology, know-how, inventions, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of USW and the USW Entities as currently conducted (all of which are referred to as the "USW Intellectual Property Rights"), none of which is subject to any Taxes or maintenance or license fees.

          (b) Section 4.11 of the USW Disclosure Letter contains an accurate and complete list of (i) all patents and patent applications and all trademarks, trade names, service marks and registered copyrights, included in the USW Intellectual Property Rights, including the jurisdictions in which each such USW Intellectual Property Right has been issued or registered or in which any such application for such issuance and registration has been filed, (ii) all licenses, sublicenses, distribution agreements and other agreements to which USW or any of the USW Entities is a party and pursuant to which any person is authorized to use any USW Intellectual Property Rights or has the right to manufacture, reproduce, market or exploit any product of USW or any of the USW Entities (an "USW Product") or any adaptation, translation or derivative work based on any USW Product or any portion thereof, (iii) all licenses, sublicenses and other agreements to which USW or any of the USW Entities is a party and pursuant to which USW or any of the USW Entities is authorized to use any third party technology, trade secret, know-how, process, patent, trademark or copyright, including software ("Licensed Intellectual Property"), which is incorporated in or forms a part of any USW Product, (iv) all joint development agreements to which USW or any of the USW Entities is a party, and (v) all agreements with Governmental Entities or other third parties pursuant to which USW or any of the USW Entities has obtained funding for research and development activities.

          (c) Neither USW nor any of the USW Entities is, nor will any of them be, as a result of the execution and delivery of this Agreement or the performance of any obligation under this Agreement, in breach of any license, sublicense or other material agreement relating to the USW Intellectual Property Rights or Licensed Intellectual Property.
          (d) Neither USW nor any of the USW Entities (i) has received notice of any suit, action or proceeding which involves a claim of infringement of any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; (ii) has knowledge that the manufacturing, marketing, licensing or sale of any USW Product infringes any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party; and (iii) has knowledge of any claim challenging or questioning the validity or effectiveness of any license or agreement relating to any USW Intellectual Property Rights or Licensed Intellectual Property.

          (e) All designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any USW Product at any stage of its development (the "USW Components") were written, developed and created solely and exclusively by employees of USW or the USW Entities without the assistance of any third party or were created by third parties who assigned ownership of their rights with respect thereto to USW by means of valid and enforceable agreements, copies of which have been provided at USW's offices to ACC. USW and the USW Entities have at all times used commercially reasonable efforts to treat the USW Products and USW Components as containing trade secrets and have not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by their release into the public domain.

          (f) Each person currently or formerly employed by USW or any of the USW Entities (including independent contractors, if any) that has or had access to confidential information of USW or any of the USW Entities has executed and delivered to USW a confidentiality and non-disclosure agreement substantially in the form previously provided to ACC. To the best of USW's knowledge, neither the execution nor the delivery of any such agreement, nor the carrying on of the business of USW and the USW Entities as currently conducted by any such person, as an employee or independent contractor, has or will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such persons is obligated.

          Section 4.12             Contracts.

          (a)  Except as set forth in Section 4.12 of the USW
Disclosure Letter, neither USW nor any of the USW Entities is a party or subject to any agreement, obligation or commitment, written or oral:

              (i) that calls for any fixed and/or contingent payment or expenditure or any related series of fixed and/or contingent payments or expenditures by or to USW or any of the USW Entities totaling more than ten thousand dollars ($10,000) per month except for vendor agreements for which the threshhold shall be $50,000 per month;

             (ii) that restricts USW or any of the USW Entities from carrying on anywhere in the world any portion of their respective businesses as currently conducted;

            (iii) to provide funds to or to make any investment in any other person or entity (in the form of a loan, capital contribution or otherwise);

             (iv) with respect to obligations as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any other person or entity;

              (v) for any line of credit, standby financing, revolving credit or other similar financing arrangement;

          (b) To the best of USW's knowledge, no party to any such contract, agreement or instrument has expressed its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.

          (c) Except as set forth on Section 4.12(c) of the USW Disclosure Letter, neither USW nor any of the USW Entities is in default under or in breach or violation of, nor to USW's knowledge is there any valid basis for any claim of default by USW or any of the USW Entities under, or breach or violation by USW or any of the USW Entities of, any contract, commitment or restriction to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a USW Material Adverse Effect. To the best of USW's knowledge, no other party is in default under or in breach or violation of, nor, to the best of USW's knowledge, is there any valid basis for any claim of default by any other party under, or any breach or violation by any other party of, any contract, commitment, or restriction to which USW or any of the USW Entities is a party or by which USW or any of the USW Entities or any of their respective properties or assets is bound or affected, except for such breaches, violations and claims of default as would not be reasonably likely, either individually or in the aggregate, to have a USW Material Adverse Effect.

          Section 4.13 Labor Matters. There is no unfair labor practice complaint against USW or any of the USW Entities pending, or to the best of USW's knowledge threatened, before any Governmental Entity. There is no strike, labor dispute, walkout, slowdown, work stoppage or lockout pending, or to the best of USW's knowledge threatened, against USW or any of the USW Entities. Neither USW nor any of the USW Entities is now and neither USW nor any USW Entity has ever been subject to any union organizing activities. Neither USW nor any of the USW Entities has ever experienced any strike, labor dispute, walkout, slowdown, work stoppage, lockout or other labor difficulty. To the best of USW's knowledge, except as set forth in Section 4.13 of the USW Disclosure Letter, no officer of USW or any of the USW Entities intends to leave his or her employment, whether as a result of the transactions contemplated by this Agreement or otherwise.

          Section 4.14 Environmental Matters.

          (a) Except as set forth in Section 4.14 of the USW Disclosure Letter, no material amount of any substance that has been designated by applicable law or regulation to be radioactive, toxic, hazardous or otherwise a danger to health or the environment (a "Hazardous Material"), is present, as a result of the actions of USW or any of the USW Entities or, to the best of USW's knowledge, as a result of any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that USW or any of the USW Entities has at any time owned, operated, occupied or leased. To the best of USW's knowledge, no underground storage tanks are present under any property that USW or any of the USW Entities has at any time owned, operated, occupied or leased.

          (b) At no time has USW or any of the USW Entities transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law, rule, regulation or treaty promulgated by any Governmental Entity (collectively, "Environmental Laws").

          (c) USW and the USW Entities currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the business of USW and the USW Entities as such business is currently being conducted.

          (d) No action, proceeding, writ, injunction or claim is pending or, to the best of USW's knowledge, threatened concerning any Environmental Permit or Environmental Law as it relates to USW or any of the USW Entities. Neither USW nor any of the USW Entities is aware of any fact or circumstance which could involve USW or any of the USW Entities in any environmental litigation or impose upon USW or any of the USW Entities any liability concerning Hazardous Materials, Environmental Laws or Environmental Permits that could have a USW Material Adverse Effect.

          Section 4.15 Employee Benefit Plans.

          (a) Except as set forth on Section 4.15(a) of the USW Disclosure Letter, neither USW nor any USW Entity has established or maintains or is obligated to make contributions to or under or otherwise participates in with respect to any current or former employee, director, officer or agent of USW or any of the USW
Entities: (i) any stock option, restricted stock, stock appreciation rights, bonus or other type of incentive compensation plan, program, agreement or arrangement; (ii) any severance, pension, profit-sharing, thrift or savings, retirement, deferred compensation, employee stock ownership, employee stock purchase or supplemental executive retirement plan, agreement or arrangement, including, but not limited to, those described in Section 3(2) of ERISA; (iii) any life insurance, death benefit, health and hospitalization, disability, cafeteria or Section 125, employee assistance, education or tuition assistance, vacation benefit or fringe benefit plan, or other employee benefit plan, program, agreement or arrangement, including, but not limited to, those described in Section 3(1) of ERISA; or (iv) any grantor trust to provide funding for non-tax-qualified employee benefits or compensation. All such plans listed in such Section in which United States-based employees participate (collectively, the "USW Benefit Plans") have been operated and administered in all material respects in accordance with all applicable laws, rules and regulations, including, but not limited to ERISA and the Code (and any similar statute of a state or other jurisdiction, domestic or foreign, if applicable). With respect to each USW Benefit Plan, USW and the USW Entities have made available to ACC the following (to the extent they exist with respect to such USW Benefit Plan):
(i) the document(s) governing such plan, including, if applicable, the plan document, the trust agreement, any insurance contract, administrative services agreement, investment manager agreement, and any amendments thereto; (ii) the two most recent annual reports of such plan on the appropriate IRS Form 5500-series form; (iii) the financial statements of the plan for the two most recent plan years, and if applicable, actuarial valuation or other actuarial reports for the plan for the two most recent plan years; (iv) the most recent summary plan description for the plan and any subsequent summary of material modifications; (v) the most recent ruling letter with respect to the tax-exempt status of any voluntary employee's beneficiary association under Section 501(c)(9) of the Code which is implementing such plan; and (i) for each plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent IRS determination or opinion letter. No act or failure to act by USW or any of the USW Entities (i) has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the USW Benefit Plans that is not subject to a statutory or regulatory exception; or (ii) has resulted or could reasonably be expected to result in the imposition of any Tax or penalty in any material amount on USW or any of the USW Entities pursuant to any provision of the Code or ERISA or any other applicable law. No USW Benefit Plan is subject to Title IV of ERISA; and no circumstance exists or will exist as a result of the consummation of the transactions contemplated by this Agreement that could result in the existence of any Liens or Other Encumbrances on the property of USW or any of the USW Entities under the provisions of Title IV of ERISA. Neither USW nor any USW Entity has previously made, is currently making, or is obligated in any way to make, any contributions to any multi-employer plan within the meaning of Section 3(37) of ERISA. USW and each USW Entity has made all contributions or payments required under the terms of or in connection with all USW Benefit Plans or has properly reserved for such amounts on the USW Balance Sheet. No USW Benefit Plan provides health and hospitalization or other medical or life insurance benefits to terminated or retired employees or independent contractors (other than benefits mandated by applicable law). Neither USW nor any USW Entity has any obligation or commitment (formal or informal) to create any new benefit plan or program, or to amend any existing USW Benefit Plan to increase the benefits thereunder. USW and each USW Entity is in compliance in all material respects with all requirements applicable to any retirement or other employee benefit plan maintained for its non-United States employees, and there is no unfunded liability with respect to any such plan which is not properly reflected in or reserved for in the USW Balance Sheet.

          (b) Neither USW nor any USW Entity is a party to any oral or written (i) union, guild or collective bargaining agreement which covers employees in the United States (nor is USW aware of any union organizing activity currently being conducted in respect to any of USW's or any USW Entity's employees),
(ii) agreement with any director, officer, employee or agent the material benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Agreement or which provides for any payment or payments (including any compensation guarantee, severance, unemployment compensation, golden parachute, bonus or otherwise) of more than an aggregate of $50,000 to such officer or employee upon such occurrence, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or with respect to vesting, will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement.

          (c) None of the companies with which USW is a member of a "controlled group" within the meaning of Section 1563(a) of the Code (each, an "ERISA Affiliate") nor any administrator or fiduciary of any employee benefit plan adopted by a member of such controlled group (or any agent of any of the foregoing) has engaged in any transaction or acted or failed to act in a manner which is reasonably likely to subject ACC or Sub to any material liability (to individuals, the Internal Revenue Service, the Pension Benefit Guaranty Corporation, or any other party) for breach of fiduciary duties, accumulated funding deficiencies, termination or other liability under ERISA, the Code, or any other applicable laws with respect to an employee benefit plan.

          (d) Neither USW nor any ERISA Affiliate, nor any officer, director, agent or employee of USW or any ERISA Affiliate has made any oral or written statement regarding any USW Benefit Plan which is reasonably likely to result in additional material liability to ACC, USW or any ERISA Affiliate, whether direct or indirect, in excess of any current or potential liability of USW or any ERISA Affiliate as of the Closing Date.

          (e) Except as required by Section 4980B of the Code, neither USW nor any ERISA Affiliate has promised any former employee or other individual not employed by USW or any ERISA Affiliate medical or other benefit coverage, and neither USW nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits, life insurance or other welfare benefits to former employees, their spouses or dependents or any other individual not employed by USW or any ERISA Affiliate.

          Section 4.16 Compliance with Laws. Each of USW and the USW Entities has complied in all material respects with all applicable federal, state, local and foreign statutes, laws and regulations, and is not in violation of, and has not received any notices of violation with respect to, any such statute, law or regulation, with respect to the conduct of its business or the ownership or operation of its business, including, without limitation, the Americans with Disabilities Act, the federal Foreign Corrupt Practices Act and all United States statutes, laws and regulations as from time to time govern the license and delivery of technology and products abroad by persons subject to the jurisdiction of the United States.

          Section 4.17 Litigation.  Except as set forth in
Section 4.17 of the USW Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, or to the best of USW's knowledge, threatened, against USW or any of the USW Entities or any of their respective properties or officers or directors (in their capacities as such). There is no judgment, decree or order against USW or any of the USW Entities or, to the best of USW's knowledge, any of their respective directors or officers (in their capacities as such) that is reasonably expected to result in an outcome adverse to USW and which could prevent, enjoin or materially alter or delay any of the transactions contemplated by this Agreement, or could reasonably be expected to have a USW Material Adverse Effect.

          Section 4.18 Indemnification Claims. Section 4.18 of the USW Disclosure Letter sets forth a list of all persons who are parties to director, officer and/or employee indemnification agreements with USW or any of the USW Entities (the
"Indemnification Agreements").   There are no outstanding claims
under any of the Indemnification Agreements or under any indemnification rights granted pursuant to the Certificate of Incorporation or Bylaws of USW or under the Governing Documents of any of the USW Entities (as currently or previously in effect); and to the best of USW's knowledge, there are no facts or circumstances that either now, or with the passage of time, could reasonably be expected to provide a basis for a claim under any such Indemnification Agreement or under any indemnification rights granted pursuant to the Certificate of Incorporation or Bylaws of USW or the Governing Documents of any USW Entity.

          Section 4.19 Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon USW or any of the USW Entities which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of USW or any of the USW Entities, or the conduct of business by USW or any of the USW Entities as currently conducted.

          Section 4.20 Governmental Authorization. USW and each USW Entity has obtained each governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of its business as currently conducted (collectively, the "USW Authorizations"), and all such USW Authorizations are in full force and effect, except for such USW Authorizations that, if not obtained by USW, would not, either individually or in the aggregate, have a USW Material
Adverse Effect.   USW and each USW Entity is, and at all times
since January 1, 1997, has been, in compliance with the terms and
requirements of each USW Authorization.   Since January 1, 1997,
neither USW nor any USW Entity has received any notice or other communication from any Governmental Entity asserting (a) any violation of or failure to comply with any term or requirement of any USW Authorization, or (b) any revocation, withdrawal, suspension, cancellation, termination or modification of any USW Authorization, except where any such violation, failure to comply, revocation, withdrawal, suspension, cancellation, termination or modification would not have a Material Adverse Effect.

          Section 4.21 Insurance. Section 4.21 of the USW Disclosure Letter contains a list of all policies of insurance maintained by USW and the USW Entities, all of which are maintained with responsible and reputable insurance companies in such amounts, on such terms and covering such risks, as is reasonably deemed necessary by USW and all of which are in full force and effect. There is no material claim pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid, and USW and the USW Entities are otherwise in compliance with the terms of such policies. USW has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

          Section 4.22 Payments Resulting from Mergers. Neither the consummation nor announcement of any transaction contemplated by this Agreement will (either alone or upon the occurrence of any additional or further acts or events) result in any material payment (whether of severance pay or otherwise) becoming due from USW or any of the USW Entities to any director, officer, employee or former employee thereof under (i) any management, employment, deferred compensation, severance (including any payment, right or benefit resulting from a change in control), bonus or other contract for personal services with any officer, director or employee or any plan, agreement or understanding similar to any of the foregoing, or any "rabbi trust" or similar arrangement, or
(ii) material benefit under any USW Benefit Plan being established or becoming accelerated, vested or payable.

          Section 4.23 Pooling of Interests. To the best of USW's knowledge, neither USW nor any of the USW Entities nor any director, officer, shareholder, partner, manager, member or similar person of USW or any of the USW Entities has taken any action which could reasonably be expected to impair ACC's ability to account for the Merger as a pooling of interests.

          Section 4.24 Power of Attorney. USW has not granted to any person a power of attorney or similar authorization or authority that is currently in effect.

          Section 4.25 Certain Documents. USW has furnished to ACC, or its representatives, for its examination USW's and the USW Entities' minute books and Governing Documents. The minute books of USW and each of the USW Entities accurately reflect in all material respects all actions taken to this date by the shareholders, boards of directors and committees of USW and the USW Entities. USW has made available to ACC true and complete copies of all documents and information requested by ACC.

          Section 4.26 Vote Required. The affirmative vote of the holders of two-thirds of the outstanding shares of USW Common Stock is the only vote of the holders of any class or series of USW's capital stock necessary to approve and adopt this Agreement and consummate the transactions contemplated by this Agreement.


                           ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF ACC AND SUB

          ACC and Sub represent and warrant to USW as follows:

          Section 5.1 Organization. Each of ACC and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of ACC or Sub to consummate the transactions contemplated in this Agreement or on the business, assets (including intangible assets), properties, liabilities (contingent or otherwise), financial condition, operations, or results of operations of the business of ACC taken together with its Subsidiaries as a whole (an "ACC Material Adverse Effect"). Each of ACC and Sub has made available to USW copies of its Certificate of Incorporation and By-laws as in effect as of the date of this Agreement.

          Section 5.2  ACC Capital Structure.

          Set forth in Schedule 5.2(a) hereto is a description of the authorized and unissued and issued and outstanding capital stock of ACC. There are no other classes or series of capital stock of ACC authorized, issued or outstanding.

          (b) Except as set forth in Schedule 5.2(a), there are no equity securities of any class of ACC, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except as set forth in Schedule 5.2(a), there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which ACC is a party or by which it is bound obligating ACC to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of ACC or obligating ACC to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. To the best knowledge of ACC, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of ACC.

          (c) The shares of ACC Class A Common Stock to be issued pursuant to the Merger, when issued, will be duly authorized, validly issued, fully paid, and nonassessable, and free of and not subject to any preemptive rights or rights of first refusal created by statute or the Certificate of Incorporation or By-laws of ACC or any agreement to which ACC is a party or by which it is bound.

          Section 5.3  Power and Authority; Non-Contravention;
Required Filings and Consents.

          (a) ACC and Sub have all requisite corporate power and authority to enter into this Agreement and the other documents required to be executed and delivered by ACC or Sub hereunder (collectively, the "ACC Transaction Documents") and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other ACC Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of ACC and Sub, respectively. This Agreement and the ACC Transaction Documents to which they are parties have been duly executed and delivered by ACC and Sub and constitute the valid and binding obligations of ACC and Sub, respectively, enforceable in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy laws and other similar laws affecting creditors' rights generally and
(ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.[ADD TO ARTICLE 4]

          (b) The execution and delivery of this Agreement by ACC and Sub and the other ACC Transaction Documents do not, and the consummation of the transactions contemplated hereby or thereby will not, (i) conflict with, or result in any violation or breach of any provision of the Certificate of Incorporation or Bylaws of ACC or Sub, (ii) except as set forth on
Schedule 5.3(b)(ii), result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which ACC or Sub is a party or by which either of them or any of their properties or assets may be bound, or (iii) conflict with or violate any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to ACC or Sub or any of its or their properties or assets, except in the case of (ii) and
(iii) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not be reasonably likely to have an ACC Material Adverse Effect.
          (c) The outstanding shares of Sub Common Stock are the only shares of Sub capital stock entitled to vote with respect to the Merger, and the approval of this Agreement by the holders of a majority of the issued and outstanding shares of Sub Common Stock is the only approval of Sub stockholders required for the consummation of the Merger, no other class vote of any series or class of Sub capital stock being required. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to ACC or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of a pre-merger notification report under the HSR Act and, in the case of this Agreement and the transactions contemplated hereby,
(ii) the filing by ACC of the Registration Statement with the SEC in accordance with the Securities Act, (iii) the filing of the New York Certificate of Merger with the New York Secretary of State in accordance with the NYBCL and the Delaware Certificate of Merger with the Delaware Secretary of State in accordance with the DGCL, (iv) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be reasonably likely to have an ACC Material Adverse Effect.

          Section 5.4  SEC Filings; Financial Statements.

          (a) ACC has filed with the SEC and made available to USW all forms, proxy statements, reports and documents required to be filed by ACC with the SEC since June 30, 1997 other than registration statements on Form S-8 (collectively, the "ACC SEC Reports") and as of the Closing Date ACC shall have filed all ACC SEC Reports required to be filed prior thereto. The ACC SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Exchange Act, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such ACC SEC Reports or necessary in order to make the statements in such ACC SEC Reports, in the light of the circumstances under which they were made, not misleading. None of ACC's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the ACC SEC Reports, including any ACC SEC Reports filed after the date of this Agreement until the Closing, complied or will comply as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the SEC) and fairly presented or will present the consolidated financial position of ACC and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements do not contain notes and were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The consolidated balance sheet of ACC as of June 30, 1997 is referred
to herein as the "ACC Balance Sheet."   Since June 30, 1997,
there has been no change in ACC's accounting policies except as described in the notes to ACC's consolidated financial statements and except as required by changes to GAAP and SEC accounting principles.

          Section 5.5  Absence of Undisclosed Liabilities.
Except as disclosed in Schedule 5.5, or as reflected in the ACC Balance Sheet, ACC and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with GAAP), and whether due or to become due, which individually or in the aggregate would be reasonably likely to have an ACC Material Adverse Effect other than normal or recurring liabilities incurred since the date of such ACC Balance Sheet, in the ordinary course of business consistent with past practices.

          Section 5.6 Absence of Certain Changes or Events. Except as disclosed in writing to USW or as disclosed in the ACC SEC Reports, or as reflected in the ACC Balance Sheet, since June 30, 1997, ACC has conducted its business only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been: (i) any ACC Material Adverse Effect; (ii) any damage, destruction or loss (whether or not covered by insurance) with respect to ACC having an ACC Material Adverse Effect; (iii) any material change by ACC in its accounting methods, principles or practices to which USW has not previously consented in writing; (iv) any revaluation by ACC of any of its assets having an ACC Material Adverse Effect; or
(v) any sale of a material amount of property except in the ordinary course.

          Section 5.7 Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

          Section 5.8 Pooling of Interests. To the best of ACC's knowledge, neither ACC nor any Subsidiary of ACC nor any director, officer or stockholder of ACC or any Subsidiary of ACC has taken any action which could reasonably be expected to impair ACC's ability to account for the Merger as a pooling of interests.

          Section 5.9 Litigation. There is no action, suit, proceeding, claim, arbitration or investigation pending, or to the best knowledge of ACC, threatened, against ACC or Sub which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.


                           ARTICLE VI
                      CONDUCT OF BUSINESS

          Section 6.1 Covenants of USW. During the period from the date of this Agreement until the earlier of the termination of this Agreement or the Effective Time, USW agrees (and shall cause each of the USW Entities) to carry on its business and that of the USW Entities in the usual, regular and ordinary course in substantially the same manner as previously conducted except to the extent that ACC shall otherwise consent or request, to pay its debts and taxes when due, subject to good faith disputes over such debts or taxes, to pay or perform its other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practices and policies to
(i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. USW shall promptly notify ACC of any event or occurrence not in the ordinary course of business of USW and any of the USW Entities where such event or occurrence would result in a breach of any covenant of USW set forth in this Agreement or cause any representation or warranty of USW set forth in this Agreement to be untrue as of the date of, or giving effect to, such event or occurrence; provided, however, that any failure by USW to provide such notice shall not in and of itself give rise to a right in favor of ACC to terminate this Agreement. Except as expressly contemplated by this Agreement, neither USW nor any of the USW Entities shall, without the prior written consent of
ACC:

          (a) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the USW
Intellectual Property Rights other than in the ordinary course of business consistent with past practices;

          (b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;

          (c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities (except for exercises and conversions of securities outstanding on the date of this Agreement in the ordinary course of business consistent with past practices);

          (d) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than acquisitions involving aggregate consideration of not more than fifty thousand dollars ($50,000) and inventory purchased in the ordinary course of business consistent with past practices;

          (e) sell, lease, license or otherwise dispose of any of its properties or assets except for transactions entered into in the ordinary course of business consistent with past practice;

          (f) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees (except for compensation increases granted in the ordinary course of business and in a manner consistent with past practices, to the non-officer employees of USW and the USW Entities in connection with such employees' annual performance reviews), (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee, (iii) enter into any collective bargaining agreement, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees, (v) hire employees or consultants so that the total number of employees of USW and the USW Entities exceeds seventy-five (75), and
(vi) terminate employees and consultants so that the total number of employees of USW and the USW Entities is less than sixty (60) (including those who terminate their employment voluntarily);

          (g) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

          (h) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, other than indebtedness incurred under outstanding lines of credit in the ordinary course of business consistent with past practice;

          (i) amend or propose to amend its Certificate of Incorporation or By-laws, including by reincorporation, by merger or otherwise, in any other jurisdiction;

          (j) incur or commit to incur any capital expenditure which individually exceeds fifty thousand dollars ($50,000), other than the existing commitments set forth in the USW
Disclosure Letter;

          (k) enter into or amend any agreements pursuant to which any third party is granted exclusive marketing or manufacturing rights with respect to any USW Product;

          (l) amend or terminate any material contract, agreement or license to which it is a party except in the ordinary course of business;

          (m) accelerate, amend or change the period of exercisability of options or restricted stock granted under any employee stock plan of USW or authorize cash payments in exchange for any options granted under any of such plans except as required by the terms of such plans or any related agreements in effect as of the date of this Agreement;

          (n) waive or release any material right or claim, except in the ordinary course of business;

          (o)  initiate any litigation or arbitration proceeding;

          (p) compromise or otherwise settle or adjust any assertion or claim of a deficiency in taxes (or interest thereon or penalties in connection therewith), extend the statute of limitations with any tax authority, file any pleading in court in any tax litigation or any appeal from an asserted deficiency, or make any tax election;

          (q) change any of USW's accounting policies and practices, except such changes as may be required in the opinion of USW's management to respond to economic or market conditions or as may be required by the rules of the Institute of Certified Public Accountants or Financial Accounting Standards Board or by applicable governmental authorities;

          (r)  change its personnel policies;

          (s) permit any insurance policy naming USW or any of the USW Entities as a beneficiary or a loss payee to be canceled or terminated;

          (t) other than in the ordinary course of business consistent with past practice, enter into, or permit any USW Entity to enter into any transaction or agreement, arrangement or understanding, directly or indirectly, with any related party or Affiliate except on terms no less favorable than would be available in competitive arm's-length transactions;

          (u)  act or fail or omit to act, or permit any USW
Entity to act or fail or omit to act, so as to cause any USW
Material Adverse Effect;

          (v) adopt, or permit a USW Entity to adopt, a plan of complete or partial liquidation, dissolution, merger, consolidation, share exchange, restructuring, recapitalization or other reorganization of USW or any of the USW Entities;

          (w) grant any person a power of attorney or similar authority; or

          (x) take, or agree in writing or otherwise to take, any of the actions described in subsections (a) through (w) above, or any action which is reasonably likely to make any of its representations or warranties contained in this Agreement untrue or incorrect in any material respect on the date made (to the extent so limited) or as of the Effective Time.

          Section 6.2 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of ACC and USW shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.


                          ARTICLE VII
                     ADDITIONAL AGREEMENTS

          Section 7.1  No Solicitation.

          (a) From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, USW shall not, directly or indirectly through any officer, director, employee, representative or agent of USW or otherwise, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale of all or substantially all assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving USW other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal"), (ii) engage or participate in negotiations or discussions concerning, or provide any information to any person or entity relating to, any Acquisition Proposal, or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

          (b) USW shall notify ACC immediately (and no later than 24 hours) after receipt by USW (or its advisors) of any Acquisition Proposal or any request for information in connection with an Acquisition Proposal or for access to the properties, books or records of USW by any person or entity that informs USW that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

          Section 7.2  Registration Statement; Information
Statement.

          (a) USW hereby covenants and agrees that the information supplied and to be supplied to ACC by USW for inclusion in the registration statement of ACC on Form S-4 pursuant to which shares of ACC Class A Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, either at the time such information is provided to ACC or at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading.
The information supplied and to be supplied by USW for inclusion in the information statement/prospectus (the "Information Statement") to be sent to the shareholders of USW in connection with the solicitation of the written consent of the shareholders of USW concerning the approval of this Agreement and the Merger (the "USW Shareholder Consents") shall not, on the date the Information Statement is first mailed to shareholders of USW, on the date the USW Shareholder Consents are required to be returned to USW, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the USW Shareholder Consents which has become false or misleading. If at any time prior to the Effective Time any event relating to USW, any of the USW Entities or any of their respective officers, directors or affiliates should be discovered by USW which should be set forth in an amendment to the Registration Statement or a supplement to the Information Statement, USW shall promptly inform ACC.

          (b) ACC hereby covenants and agrees that the information supplied and to be supplied by ACC for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied and to be supplied by ACC for inclusion or incorporation by reference in the Information Statement shall not, on the date the Information Statement is first mailed to shareholders of USW, on the date the USW Shareholder Consents are required to be returned to USW, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Information Statement not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of the USW Shareholder Consents which has become false or misleading. If at any time prior to the Effective Time any event relating to ACC or any of its officers, directors or affiliates should be discovered by ACC which should be set forth in an amendment to the Registration Statement or a supplement to the Information Statement, ACC shall promptly inform USW.

          Section 7.3 Governmental Filings. As promptly as practicable after the execution of this Agreement, ACC shall prepare and file with the SEC the Registration Statement. ACC shall use its best efforts to respond to any comments of the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to cause the Prospectus contained in the Registration Statement to be mailed to USW's shareholders at the earliest practicable time. As promptly as practicable after the date of this Agreement, ACC and USW shall prepare and file any other filings required under any other federal or state laws (including blue sky laws) relating to the Merger and the transactions contemplated by this Agreement, including, without limitation, under the HSR Act (the "Other Filings"). USW will notify ACC promptly of the receipt of any request for additional information under the HSR Act and will supply ACC with copies of all correspondence between USW or any of its representatives, on the one hand, and any government officials. The Registration Statement and the Other Filings shall comply in all material respects with all applicable requirements of law. As promptly as practicable after the execution of this Agreement, under the direction and subject to the review and approval of ACC, USW shall prepare and, after receiving the authorization of ACC, distribute the Information Statement to its shareholders for the purpose of soliciting the USW Shareholders. The Information Statement shall include the recommendation of the Board of Directors of USW in favor of the Merger and this Agreement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Registration Statement, the Information Statement or any other filing, ACC or USW, as the case may be, shall promptly inform the other of such occurrence and cooperate in filing with the applicable government officials, and/or mailing to shareholders of USW, such amendment or supplement.

          Section 7.4 Consents. Each of ACC and USW shall use its best efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses and leases as may be necessary or advisable to consummate the Merger and the other transactions contemplated by this Agreement.

          Section 7.5 Access to Information. Upon reasonable notice, USW shall afford to the officers, employees, accountants, counsel and other representatives of ACC, reasonable access, during normal business hours during the period prior to the Effective Time, to all its and the USW Entities' properties, books, contracts, commitments and records and, during such period, USW shall furnish promptly to ACC (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period from any Governmental Entity and (ii) all other information concerning the business, properties and personnel of USW and each of the USW Entities as ACC may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 7.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger.

          Section 7.6 Legal Conditions to Merger. Each of ACC and USW will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of ACC and USW will, and will cause its Subsidiaries to, take all reasonable actions necessary (i) to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public third party, required to be obtained or made by USW, ACC or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated by this Agreement, (ii) to lift, rescind or mitigate the effect of any injunction or restraining order or other order adversely affecting its ability to consummate the transactions contemplated hereby, (iii) to fulfill all conditions applicable to ACC, USW or Sub pursuant to this Agreement, and (iv) to prevent, with respect to a threatened or pending temporary, preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order, the entry, enactment or promulgation thereof, as the case may be.

          Section 7.7  Tax-Free Reorganization.  ACC and USW
shall each use its best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code.

          Section 7.8 Pooling Accounting. Each of ACC and USW agrees not to take any action and to use its best efforts to cause its respective affiliates not to take any action after the date of this Agreement that would adversely affect the ability of ACC to treat the business combination to be effected by the Merger as a pooling of interests, and each of ACC and USW agrees to take such actions and to use its best efforts to cause its respective affiliates to take such actions as may be reasonably required to negate the impact of any past actions that would adversely impact the ability of ACC to treat the business combination to be effected by the Merger as a pooling of interests. USW shall cause its affiliates to sign and deliver to ACC a customary "pooling letter", substantially in the form attached hereto as Exhibit A; and ACC shall close the trading window provided for under the ACC Insider Trading Policy not less than 30 days prior to the Closing Date and shall not reopen the trading window until such time as ACC has published (within the meaning of Accounting Series Release No. 130, as amended, of the
SEC) in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, or any publicly disclosed quarterly earnings report or press release or other authorized public disclosure by ACC, financial results covering at least 30 days of combined post-Merger operations of ACC and USW.

          Section 7.9 Affiliate Agreements. Upon the execution of this Agreement, USW will provide ACC with a list of those persons who are, in the reasonable knowledge and judgment of USW, after consultation with legal counsel, "affiliates" of USW, within the meaning of Rule 145 promulgated under the Securities Act ("Rule 145")(each such person who is an "affiliate" of USW within the meaning of Rule 145 is referred to herein as a "USW Affiliate"). USW shall provide ACC with such information and documents as ACC shall reasonably request for purposes of reviewing such list and shall notify ACC in writing regarding any change in the identity of such USW Affiliates prior to the Closing Date. USW shall use its reasonable efforts to deliver or cause to be delivered to ACC by the date of this Agreement from each of the USW Affiliates, an executed Affiliate Agreement, substantially in the form attached hereto as Exhibit B, by which each such USW Affiliate agrees to comply with the applicable requirements of Rule 145 ("Affiliate Agreement"). ACC shall be entitled to place appropriate legends on the certificates evidencing any ACC Class A Common Stock to be received by such USW Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the ACC Class A Common Stock, consistent with the terms of the Affiliate Agreements.

          Section 7.10 Stock Options.

          (a) At the Effective Time, each USW Stock Option, whether vested or unvested, shall be, in connection with the Merger, assumed by ACC. Each USW Stock Option so assumed by ACC under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreement, document or plan governing such option and/or as provided in the respective option agreements governing such USW Stock Option immediately prior to the Effective Time, except that (i) such USW Stock Option shall be exercisable for that number of whole shares of ACC Class A Common Stock equal to that number of shares of ACC Class A Common Stock (rounded up to the nearest whole share) into which the number of shares of USW Common Stock subject to such USW Stock Option immediately prior to the Effective Time would be converted under Section 3.1; (ii) the per share exercise price for the shares of ACC Class A Common Stock issuable upon exercise of such assumed USW Stock Option shall be equal to (A) the aggregate exercise price for the shares of USW Common Stock otherwise purchasable pursuant to such USW Stock Option, divided by (B) the number of full shares of ACC Common Stock deemed purchasable pursuant to such USW Stock Option (rounded up to the
nearest whole cent).    As soon as practicable after the
Effective Time, ACC shall deliver to each holder of a USW Stock Option a document confirming the foregoing assumption of each USW Stock Option by ACC.

          (b) ACC shall take all corporate action necessary to reserve for issuance a sufficient number of shares of ACC Class A
Common Stock to satisfy the exercise of the assumed USW Stock
Options in full.

          (c) It is the intention of the parties that the USW Stock Options assumed by ACC qualify after the Effective Time as incentive stock options, as defined in Section 422 of the Code, to the extent that such USW Stock Options qualified as incentive stock options immediately prior to the Effective Time.

          Section 7.11 Registration. ACC shall prepare and file with the SEC and shall use its best efforts to cause to become effective, a registration statement on Form S-8 with respect to the shares of ACC Class A Common Stock issuable upon exercise of the assumed USW Stock Options as soon as practicable after the Closing Date.

          Section 7.12 Expenses. The parties shall each pay their own legal, accounting and other similar out-of-pocket expenses related to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated. If the Merger is consummated, reasonable legal and accounting fees and expenses and other similar out-of-pocket expenses reasonably incurred by USW relating to the negotiation, preparation and carrying out of this Agreement and the transactions herein contemplated shall be borne by the Surviving Corporation and shall be paid at the Effective Time to the person or persons designated by USW. A schedule of all such fees and expenses to be incurred through the Closing shall be submitted to ACC prior to the Closing.

          Section 7.13 Brokers or Finders. Each of ACC and USW represents, as to itself, its Subsidiaries and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, except First Union Capital Markets Corp., whose fees and expenses will be paid by ACC at or prior to the Effective Time, and each of ACC and USW agrees to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliates.

          Section 7.14 Voting Agreements. USW shall cause each director and officer of USW and (and the affiliates thereof) to execute and deliver to ACC, by the date of this Agreement, voting agreements and irrevocable proxies in the forms annexed hereto as Exhibit D (the "Shareholder Tender Agreement"), agreeing, among other things, to vote in favor of the Merger.

          Section 7.15 Indemnification and Insurance.       From
and after the Effective Time, the Surviving Corporation and ACC will fulfill, assume and honor in all respects the obligations of USW pursuant to USW's Certificate of Incorporation and By-Laws and any indemnification agreement between USW and any of USW's directors and officers existing and in force as of the Effective Time.

          Section 7.16 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of shareholders of USW described in Section 8.1(a), including cooperating fully with the other party, including by provision of information and making all necessary filings under the HSR Act. ACC and USW will use their reasonable best efforts to resolve any competitive issues relating to or arising under the HSR Act or any other federal or state antitrust or fair trade law raised by any Governmental Entity. If such offers are not accepted by such Governmental Entity, ACC (with USW's cooperation) may pursue all litigation resulting from such issues. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade law. In the event of a challenge to the transactions contemplated by this Agreement pursuant to the HSR Act, ACC and USW shall use all reasonable efforts to defeat such challenge, including by institution and defense of litigation, or to settle such challenge on terms that permit the consummation of the Merger; provided, however, that nothing herein shall require either party to agree to divest or hold separate any portion of its business or otherwise take action that could reasonably be expected to have an ACC Material Adverse Effect or a USW Material Adverse Effect. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

          Section 7.17 Notification of Certain Matters. USW shall give prompt notice to ACC, and ACC and Sub shall give prompt notice to USW, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur, if uncured, would be likely to cause the failure of any of the conditions set forth in Article VIII of this Agreement.

          Section 7.18 Meeting of USW Shareholders. USW shall take all steps reasonably necessary in accordance with its Certificate of Incorporation and By-laws and the NYBCL to call, set a record date, give notice of, convene and hold a special meeting of its stockholders (the "USW Shareholders Meeting") to occur as soon as practicable for the purpose of approving and adopting this Agreement and authorizing the Merger and for such
other purposes as may be necessary.   The Board of Directors of
USW shall (i) take all steps reasonably necessary to present and recommend to its stockholders the approval and adoption of this Agreement and approval of the transactions contemplated hereby to which it is a party and any other matters to be submitted to its stockholders in connection therewith and (ii) use all reasonable efforts to obtain the approval and adoption by the USW stockholders of this Agreement and any of the transactions contemplated hereby requiring such stockholder approval.

          Section 7.19 Confidentiality. USW and ACC acknowledge and confirm that they have entered into a Non-Disclosure
Agreement dated August 1, 1997 and that the same shall remain in full force and effect in accordance with its terms, notwithstanding the execution of this Agreement and whether or not the transactions contemplated by this Agreement are consummated or terminated.

          Section 7.20 Public Disclosures. USW and ACC shall consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange Act, NASDAQ or any national securities exchange as advised by counsel, in which case the parties shall use their reasonable efforts to consult with each other prior to issuing such a release or making such a statement. ACC and USW shall issue a joint press release, mutually acceptable to USW and ACC, promptly upon execution and delivery of this Agreement. USW and ACC shall cooperate and consult with each other to develop and implement guidelines for communications to employees, customers and suppliers of USW regarding the transactions contemplated by this Agreement.

          Section 7.21 Resignation of Directors and Officers.
At or prior to the Closing, USW shall deliver to ACC if and as requested by ACC evidence satisfactory to ACC of the resignation of the directors and officers, solely in their capacities as such, of USW and any USW Entity, such resignations to be effective at the Effective Time.

          Section 7.22 Cooperation. Each of USW and ACC shall use its best efforts (i) to cooperate with each other in determining whether any filings are required to be made or consents are required to be obtained in any jurisdiction prior to the Closing, in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain any such consents in a timely manner, or (ii) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed by agency or court order on such party (or any subsidiaries or other Affiliates of such party) with respect to this Agreement, and (iii) to take, or cause to be taken, all actions necessary to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and/or any other public entity which is required to be obtained or made by such party or any of its subsidiaries or other Affiliates in connection with this Agreement and the transactions contemplated hereby. USW shall reasonably cooperate with ACC in furnishing financial information relating to the business of USW for periods prior to the Closing to the extent such information may be required to prepare financial information required to be filed under the Securities Act, the Exchange Act or the rules and regulations promulgated by the SEC thereunder.

          Section 7.23 Noncompete and Nonsolicitation Agreement. Subject to the satisfaction of the conditions to its obligations in Article VIII, below, the persons listed on Schedule 7.23 shall execute and deliver to ACC at the Closing, without further consideration, a non-compete and non-solicitation agreement in substantially the form attached hereto as Exhibit C (the "Non-Compete/Non-Solicitation Agreement")

          Section 7.24 SEC and Stockholder Filings. Each of USW and ACC shall send to the other a copy of all material public reports and materials as and when it sends the same to its stockholders, the SEC or any state or foreign securities commission.

          Section 7.25 Takeover Statutes. If any "fair price," "moratorium," "business combination," "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (each a "Takeover Statute"), including Section 203 of the DGCL and Section 912 of the NYBCL, is or may become applicable to the Merger, USW, ACC and the members of their respective Boards of Directors will grant such approvals, and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated hereby or thereby.

          Section 7.26 Nasdaq Notice of Listing of Additional Shares. ACC shall file a Notice of Listing of Additional Shares, pay all requisite filing fees with the Nasdaq and otherwise comply with all requirements to list the shares of ACC Class A Common Stock being issued pursuant hereto on the Nasdaq National Market.

          Section 7.27 Filing of Financial Results. As soon as practicable after the Effective Time, ACC shall use its best efforts to include in an effective registration statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K filed with the SEC, financial results covering at least 30 days of combined post-Merger operations of ACC and USW.


                          ARTICLE VIII
                      CONDITIONS TO MERGER

          Section 8.1  Conditions to Each Party's Obligation to
Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a)  Shareholder Approval.  This Agreement and the
Merger shall have been approved and adopted by the requisite votes of holders of USW Capital Stock (including any requisite class votes) pursuant to the NYBCL.

          (b) Governmental Approvals. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and no action shall have been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, which action shall not have been withdrawn or terminated. All authorizations, consents, orders or approvals of any Governmental Entity required to consummate the transactions contemplated by this Agreement, the absence of which would be reasonably likely to result in an ACC Material Adverse Effect or a USW Material Adverse Effect, shall have been obtained and be in effect.

          (c) Securities Requirements. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order. All permits and other authorizations required (if any) under applicable state blue sky laws for the issuance of shares of ACC Class A Common Stock pursuant to the Merger, shall have been obtained.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger or limiting or restricting ACC's or USW's conduct or operation of the business of ACC or USW after the Merger shall have been issued and be in effect, nor shall any proceeding brought by a domestic administrative agency or commission or other domestic Governmental Entity, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (e) Tax Opinions. ACC and USW shall each have received written opinions, dated as of the Closing Date, from their respective counsel Nixon, Hargrave, Devans & Doyle LLP and Morgan, Lewis & Bockius LLP in form and substance reasonably satisfactory to them to the effect that the Merger will be treated for federal income tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may rely upon reasonable representations and certificates of ACC, Sub, USW and certain shareholders of USW, and the parties to this Agreement agree to make, and to use reasonable efforts to cause the shareholders of USW to make, such representations and deliver such certificates.

          (f)  Pooling.

               (i) ACC shall have received a letter from Arthur Andersen, LLP and USW shall have received a letter from Deloitte & Touche, LLP, dated as of the Effective Time, confirming the appropriateness of pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 if the Merger is closed and consummated in accordance with this Agreement; and

               (ii) Neither ACC nor USW shall have received any notice, response or indication from the Securities and Exchange
Commission that pooling of interest accounting for the Merger under Accounting Principles Board Opinion No. 16 will be unavailable or inappropriate if the Merger is closed and consummated in accordance with this Agreement.

          (g) Moratorium. There shall not have occurred and be continuing any general banking moratorium in the United States or any general suspension of trading of securities on any national stock exchange or in the over-the-counter market.

          Section 8.2  Additional Conditions to Obligations of
ACC and Sub. The obligations of ACC and Sub to effect the Merger are subject to the satisfaction of each of the following additional conditions, any of which may be waived in writing exclusively by ACC and Sub:

          (a)  Representations and Warranties.  The
representations and warranties of USW set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on
and as of the Closing Date.    ACC shall have received a
certificate signed on behalf of USW by an executive officer of USW to such effect.

          (b) Performance of Obligations. USW shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing
Date, and ACC shall have received a certificate signed on behalf of USW by an executive officer of USW to such effect.

          (c) Ancillary Agreements and Documentation. ACC shall have received (i) executed Affiliate Agreements and Pooling Letters from each of the USW Affiliates; (ii) Non-Compete/Non-Solicitation Agreement from each of the persons listed on
Schedule 7.23 and (iii) an update of the USW Disclosure Letter as of the Closing Date.

          (d) Third-Party Consents and Waivers. USW shall have provided all notices to third parties, and shall have received all third-party consents or waivers, required for or in connection with the consummation of the transactions contemplated by this Agreement under any contract set forth (or required to be set forth) in Section 4.4 of the USW Disclosure Letter or to be obtained pursuant to Section 7.4.

          (e)  Lease.   The current lease for USW's location at
401 North Broad Street, Philadelphia, Pennsylvania shall be amended to modify the relocation provision and such amendment shall be, in form and substance, acceptable to ACC.

          (f)  Dissenting Shares.    The number of Dissenting
Shares shall be less than ten percent (10%) of the shares of USW
Capital Stock outstanding as of the Effective Time.

          (g) Stock Options and Warrants. USW shall have received all consents necessary for ACC to assume all outstanding USW Stock Options in accordance with Section 7.10 hereof and to convert all outstanding USW Warrants into the right to receive that number of shares of ACC Class A Common Stock into which the shares of USW Capital Stock issuable pursuant to Section 3.1(f) hereof would be converted.

          (h) Accountants Consent. Deloitte & Touche LLP shall have furnished to ACC an undertaking to consent to the use and inclusion of financial statements relating to USW audited by it in filings made by ACC subsequent to the Effective Time with the SEC, NASDAQ and state securities authorities.

          (i)  Audit.   Arthur Andersen LLP shall have audited
the books and records of USW and the results of such audit shall be satisfactory to ACC.

          (j)  Carriers Group, Inc.    If requested by ACC prior
to December 31, 1997, Carriers Group, Inc. shall have exercised its right to terminate the agreement between Carriers Group, Inc.
and Wiltel for network services.

          (k) Disclosure Documents List. Within two weeks of the date of this Agreement, USW shall have provided to ACC true and complete copies of each of the documents described on the Disclosure Documents List attached hereto as Schedule 8.2(k), which shall be in form and substance satisfactory to ACC.

          (l) Exhibits. Within two weeks of the date of this Agreement, USW and ACC shall have agreed upon the form of Exhibits A, B and C to be attached hereto.

          (m) Schedules. Within seven days of the date of this Agreement, USW shall have furnished ACC with an updated USW Disclosure Letter which shall not vary materially from the USW Disclosure Letter delivered to ACC by USW on the date hereof.

          Section 8.3 Additional Conditions to Obligations of USW. The obligation of USW to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by USW:

          (a)  Representations and Warranties.  The
representations and warranties of ACC and Sub set forth of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as
though then made.   USW shall have received a certificate signed
on behalf of ACC by an executive officer of ACC to such effect.

          (b) Performance Obligations. ACC and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and USW shall have received a certificate signed on behalf of ACC by an executive officer of ACC to such effect.

          (c) No ACC Material Adverse Effect. No ACC Material Adverse Effect shall have occurred, and USW shall have received a certificate signed on behalf of ACC by an executive officer of ACC to such effect. Notwithstanding anything herein to the contrary, neither a decrease in the market price or trading volume of ACC Class A Common Stock nor the failure of ACC to meet the earnings predictions of equity analysts for any period ending (or for which earnings are released) after the date of this Agreement and prior to the Closing Date shall be deemed by themselves to constitute an ACC Material Adverse Effect.

          (d) Fairness Opinion. USW shall have received an opinion from Bengur, Bryan & Co., Inc. that the terms of the transactions contemplated by this Agreement are fair to the shareholders of USW as of the Closing Date.


                           ARTICLE IX
                   TERMINATION AND AMENDMENT

          Section 9.1  Termination.  This Agreement may be
terminated at any time prior to the Effective Time (with respect to Section 9.1(b) through Section 9.1(d), by written notice by the terminating party to the other party):

          (a)  by the mutual written consent of ACC, Sub and USW;

          (b) by either ACC or USW if the Merger shall not have been consummated by March 31, 1998; provided, however, that if the Merger shall not have been consummated due to the waiting period (or any extension thereof) under the HSR Act not having expired or been terminated, or due to an action having been instituted by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the Merger, then such date shall be extended to September 30, 1998, and provided further that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

          (c) by either ACC or USW if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, except, if the party relying on such order, decree or ruling or other action has not complied with its obligations under
Article VII of this Agreement; or

          (d) by ACC and Sub if (i) USW shall have misstated any representation or is in breach of any warranty contained herein which would result in USW being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.2 or (ii) USW shall have breached any covenant, undertaking or restriction contained herein which would result in USW being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.2 or (iii) any party to a Shareholder Tender Agreement (other than ACC or Sub) shall have violated the provisions thereof; or

          (e) by USW if (i) ACC or Sub shall have misstated any representation or is in breach of any warranty contained herein which would result in ACC being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.3 or (ii) ACC or Sub shall have breached any covenant, undertaking or restriction contained herein which would result in ACC being unable to satisfy the conditions to Closing set forth in Section 8.1 or 8.3.

          Section 9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and of no effect, and there shall be no liability or obligation on the part of ACC, USW, Sub or their respective officers, directors, stockholders, shareholders or affiliates, except to the extent that such termination results from the willful breach by a party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Section 7.19 and of Article X concerning the confidentiality of certain information shall remain in full force and effect and survive any termination of this Agreement.

          Section 9.3 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of USW, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval.

          Section 9.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                           ARTICLE X
               CONFIDENTIALITY AND NON-DISCLOSURE

          Section 10.1 Evaluation Material. In connection with the Merger and the transactions contemplated by this Agreement, USW has provided to ACC and ACC has provided to USW (in each case the providing party is herein referred to as the "Disclosing Company" and the receiving party is herein referred to as the "Receiving Party") certain documents and information (including information in verbal, visual, written and/or electronic format) relating to the Disclosing Company's business, which are not generally available to others, and are protected by the Disclosing Company against unrestricted disclosure to others ("Evaluation Material"). Evaluation Material shall not include any document or information that (a) was known to the Receiving Company prior to the commencement of any disclosure of Evaluation Material by the Disclosing Company or its Representatives (as defined in Section 10.2) to the Receiving Company; (b) was or is independently developed by the Receiving Company without use of Evaluation Material; (c) is now or hereafter becomes available to the public other than as a consequence of a breach by the Receiving Party of its obligations under this Article X and (d) is or becomes available to the Receiving Company on a nonconfidential basis from a source (other than the Disclosing Company) which, to the best of the Receiving Company's knowledge after due inquiry, is not prohibited from disclosing such information to the Receiving Company by a legal, contractual or fiduciary obligation to the Disclosing Company.

          Section 10.2 Use of Evaluation Material. Unless and until the Merger is consummated, all Evaluation Material will be used solely for the purpose of evaluating the Merger and the transactions contemplated by this Agreement and the planning for the implementation of the Merger and such Evaluation Material shall be kept strictly confidential by the Receiving Company and those of its directors, officers, employees and advisors to whom disclosure is necessary for the performance of such evaluation and such planning (collectively referred to as the "Representatives"), it being understood that these Representatives have been or shall be informed of the confidential nature of the Evaluation Material and shall agree to be bound by the provisions of this Article X, and to refrain from disclosing and to not disclose the Evaluation Material to any other person. Without limiting the generality of the foregoing, upon the consummation of the Merger, only ACC shall be permitted to disclose the Evaluation Material of both ACC and USW. The Receiving Company shall cause its Representatives to observe the terms of this Article X, and the Receiving Company shall be responsible for any breach of this Article X by any of its Representatives.

          Section 10.3 Mandatory Disclosure. In the event that the Receiving Company or any of its Representatives become legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, other demand or request by a governmental agency or other application of statutes, rules and regulations under the Federal securities laws or similar process) to disclose any of the Evaluation Material, the Receiving Company shall provide the Disclosing Company with prompt prior written notice of such requirement prior to such disclosure. In the event that a protective order or other remedy is not obtained, or that the Disclosing Company waives compliance with the provision hereof, the Receiving Company agrees to furnish only that portion of the Evaluation Material which the Receiving Company is legally required to furnish and, where appropriate, to exercise its best efforts to obtain assurances that confidential treatment will be accorded such Evaluation Material.

          Section 10.4 Return of Evaluation Material. If the Merger is not consummated or if the Disclosing Company so requests, the Receiving Company shall promptly return to the Disclosing Company all copies of Evaluation Material in its possession or in the possession of its Representatives which consists of written or visual material, and the Receiving Company shall destroy all copies of any analyses, compilations, studies or other documents prepared by the Receiving Company or for the Receiving Company's use containing any Evaluation Material. Notwithstanding the return or destruction of the Evaluation Material, each party and its Representatives shall continue to be bound by its obligations of confidentiality and other obligations hereunder. Any destruction required pursuant to this
Section 10.4 shall be certified in writing to the applicable party by an authorized officer supervising such destruction.

          Section 10.5 Injunctive Relief. ACC and USW understand and agree that money damages will not be a sufficient remedy for any breach of this Article X by either party or any of their respective Representatives and that the non-breaching party shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Article X but shall be in addition to all other remedies available at law or in equity.


                           ARTICLE XI
                       GENERAL PROVISIONS

          Section 11.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to ACC or Sub, to:

               ACC Corp.
               400 West Avenue
               Rochester, New York 14611
               Attention: Steven M. Dubnik, President and
                          Chief Operating Officer, ACC North America
               Fax: 716-987-3450

               with a copy to:

               ACC Corp.
               400 West Avenue
               Rochester, New York 14611
               Attention:   Daniel J. Venuti
                            Vice President Legal & Regulatory
                            Affairs and
                            General Counsel, ACC TeleCom
               Fax: 716-987-3450

               and a copy to:
               Nixon, Hargrave, Devans & Doyle LLP
               Clinton Square
               Post Office Box 1051
               Rochester, New York 14603
               Attention:  James A. Locke III, Esq.
               Fax:  716-263-1600

          (b)  if to USW, to:

               US WATS, Inc.
               111 Presidential Boulevard
               Suite 114
               Bala Cynwyd, Pennsylvania 19004
               Attention:   President
               Fax:  610-667-1929

               with a copy to:

               Morgan, Lewis & Bockius LLP
               2000 One Logan Square
               Philadelphia, Pennsylvania 19103-6993
               Attention:  Stephen M. Goodman, Esq.
               Fax: 215-963-5299

          (c) If to the Shareholders or Option Holders (as defined in Section 7.10 hereof) to: the address of such Holder as set forth in the stock transfer books and other applicable records of USW.

          Section 11.2 Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Reference to a party's "knowledge" means actual knowledge of such party and its Subsidiaries after reasonable inquiry of such party's and its Subsidiaries' directors, officers, and other management-level employees who could reasonably be expected to have knowledge of such matters.

          Section 11.3 Schedules. The USW Disclosure Letter, containing exceptions to certain representations and warranties in this Agreement shall be arranged in separate parts corresponding to the numbered and lettered sections, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section, and not any other representation or warranty (unless an express and specific reference to any other Section of the USW Disclosure Letter which clearly identifies the particular item being referred is set forth therein).

          Section 11.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 11.5 Nonsurvival of Representations, Warranties and Agreements. Except as explicitly set forth in this Agreement, none of the representations, warranties and agreements in this Agreement or in any closing certificate delivered pursuant to this Agreement shall survive the Closing and the Effective Time.

          Section 11.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein, including the USW Disclosure Letter) constitutes the entire agreement and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, other than the Non-Disclosure Agreement dated August 1, 1997 between ACC and USW.

          Section 11.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law except that the DGCL shall, to the extent applicable, govern the procedures to be taken hereunder to effect the Merger.

          Section 11.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

          Section 11.9 Third Party Beneficiary. Nothing contained in this Agreement is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under, or by reason of this Agreement, except that the persons who are shareholders of USW immediately prior to the Effective Time of the Merger (and their successors and assigns) are express intended third party beneficiaries of Articles II and III,
Section 7.10, and, to the extent relevant to any of the foregoing, Article XI and as such are entitled to rely on the provisions hereof as if a party hereto.

          Section 11.10 No Rule of Construction. The parties acknowledge that all parties have read and negotiated the language used in this Agreement. The parties agree that, because all parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Agreement.

          Section 11.11 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

          IN WITNESS WHEREOF, each of ACC, Sub and USW has caused this Agreement to be signed by its respective officer thereunto duly authorized, as of the date first written above.

ACC CORP.                               US WATS, INC.



By:_____________________________   By:______________________________
Title:                                  Title:

ACC ACQUISITION-BLUE CORP.




By:________________________
Title: